UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

ALCOA INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TO ALCOA SHAREHOLDERS:

I cordially invite you to the 2010 annual meeting of Alcoa shareholders. The meeting this year will be held on Friday, April 23 at 9:30 a.m. at the August Wilson Center, 980 Liberty Avenue, Pittsburgh, Pennsylvania 15222. The location is accessible to disabled persons, and we will have headsets available for the hearing impaired.

This proxy statement describes the items to be voted on at the meeting. In addition to voting, we will review the company’s major developments of 2009 and answer your questions. I hope you will participate in this review of our company’s business and operations.

Whether or not you will be attending the meeting, your vote is very important. Please vote by promptly submitting your proxy by mail, by the internet or by phone. The details are in your proxy notice and this proxy statement.

I look forward to seeing you at the annual meeting.

Sincerely,

Alain J. P. Belda

Chairman of the Board

March 5, 2010

390 Park Avenue

New York, NY 10022-4608

NOTICE OF 2010 ANNUAL MEETING

March 5, 2010

Alcoa’s annual meeting of shareholders will be held on Friday, April 23, 2010 at 9:30 a.m. We will meet at the August Wilson Center, 980 Liberty Avenue, Pittsburgh, Pennsylvania 15222. Shareholders of record of Alcoa common stock at the close of business on January 27, 2010 are entitled to vote at the meeting.

Shareholders will vote on:

•	a proposal of the Board of Directors to elect directors;

•	a proposal of the Board of Directors to ratify the selection of the independent auditor for 2010;

•	a proposal of the Board of Directors to amend the Articles of Incorporation to adopt a majority voting standard for uncontested director elections;

•	a proposal of the Board of Directors to eliminate the super-majority voting requirement in the Articles of Incorporation regarding amending Article SEVENTH (fair price protection);

•	a proposal of the Board of Directors to eliminate the super-majority voting requirement in the Articles of Incorporation regarding amending Article EIGHTH (director elections);

•	a proposal of the Board of Directors to eliminate the super-majority voting requirement in Article EIGHTH of the Articles of Incorporation relating to the removal of directors;

•	a shareholder proposal; and

•	other business properly presented at the meeting or any adjournment thereof.

You will need an admission ticket if you plan to attend the meeting. Please see the questions and answers section of the proxy statement for advice as to how to obtain an admission ticket.

On behalf of Alcoa’s Board of Directors,

Donna Dabney

Vice President, Secretary

PROXY STATEMENT

THE ANNUAL MEETING AND VOTING	1
Questions and Answers	1
ITEM 1—ELECTION OF DIRECTORS	5
Nominees to Serve for a Term Expiring in 2013	6
Directors Whose Terms Expire in 2011 and 2012	8
ITEM 2—PROPOSAL TO RATIFY THE INDEPENDENT AUDITOR	14
2010 Report of the Audit Committee	15
Audit and Non-Audit Fees	16
ITEM 3—PROPOSAL TO APPROVE A MAJORITY VOTING STANDARD FOR UNCONTESTED DIRECTOR ELECTIONS	17
ITEM 4—PROPOSAL TO ELIMINATE SUPER-MAJORITY VOTING REQUIREMENT IN THE ARTICLES OF INCORPORATION REGARDING AMENDING ARTICLE SEVENTH (FAIR PRICE PROTECTION)	19
ITEM 5—PROPOSAL TO ELIMINATE SUPER-MAJORITY VOTING REQUIREMENT IN THE ARTICLES OF INCORPORATION REGARDING AMENDING ARTICLE EIGHTH (DIRECTOR ELECTIONS)	20
ITEM 6—PROPOSAL TO ELIMINATE SUPER-MAJORITY VOTING REQUIREMENT IN ARTICLE EIGHTH OF THE ARTICLES OF INCORPORATION RELATING TO THE REMOVAL OF DIRECTORS	21
ITEM 7—SHAREHOLDER PROPOSAL	22
EXECUTIVE COMPENSATION	24
Compensation Discussion and Analysis (CD&A)	24
Compensation Committee Report	32
Summary Compensation Table for 2009	33
Grants of Plan-Based Awards for 2009	36
Outstanding Equity Awards at Fiscal Year-End for 2009	38
Option Exercises and Stock Vested for 2009	39
Pension Benefits for 2009	40
Non-Qualified Deferred Compensation for 2009	42
Potential Payments Upon Termination or Change in Control	42
DIRECTOR COMPENSATION FOR 2009	45
ALCOA STOCK OWNERSHIP	47
Stock Ownership of Certain Beneficial Owners	47
Stock Ownership of Directors and Executive Officers	47
Section 16(a) Beneficial Ownership Reporting Compliance	49
CORPORATE GOVERNANCE	50
Where to Find Corporate Governance Information	50
Director Independence	50
Transactions with Directors’ Companies	50
The Board’s Role in Risk Oversight	50
Board Leadership Structure	51
Board Diversity	51
Meetings and Attendance	52
Committees of the Board	52
Audit Committee	52
Compensation and Benefits Committee	52
Executive Committee	53

PROXY STATEMENT

THE ANNUAL MEETING AND VOTING

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 23, 2010.

The Company’s Proxy Statement and 2009 Annual Report to Shareholders are available at

www.ViewMaterial.com/AA.

We are pleased this year to take advantage of the Securities and Exchange Commission (“SEC”) rule that permits companies to furnish proxy materials to shareholders over the Internet. On or about March 5, 2010, we will begin mailing a Notice of Internet Availability of Proxy Materials (“Notice”). The Notice contains instructions on how to vote online, or in the alternative, request a paper copy of the proxy materials and a proxy card. By furnishing a Notice and access to our proxy materials by the Internet, we are lowering the costs and reducing the environmental impact of our annual meeting.

We encourage you to sign up for direct email notice of the availability of future proxy materials by submitting your email address when you vote your proxy via the Internet.

QUESTIONS AND ANSWERS

Who is entitled to vote and how many votes do I have?

If you are a common stock shareholder of record at the close of business on January 27, 2010, you can vote. For each matter presented for vote, you have one vote for each share you own.

How do I vote?

You may vote in person by attending the meeting or by completing and returning a proxy by mail, by telephone or electronically, using the Internet. To vote your proxy by mail, follow the instructions on your Notice to request a paper copy of the proxy card and proxy materials, mark your vote on the proxy card, then follow the directions on the card. To vote your proxy by telephone or electronically using the Internet, see the instructions on the Notice and have the Notice available when you call or access the Internet website. The proxy committee will vote your shares according to your directions. If you sign and return your proxy card but do not mark any selections, your shares represented by that proxy will be voted as recommended by the Board of Directors. Whether you plan to attend the meeting or not, we encourage you to vote by proxy as soon as possible.

How do I get an admission ticket to attend the Annual Meeting?

You may attend the meeting if you were a shareholder as of the close of business on January 27, 2010. If you plan to attend the meeting, you will need an admission ticket. If a broker holds your shares and you would like to attend the meeting, please write to: Alcoa, 201 Isabella Street, Pittsburgh, PA 15212-5858, Attention: Diane Thumma or email to diane.thumma@alcoa.com. Please include a copy of your brokerage account statement or a legal proxy (which you can get from your broker), and we will send you an admission ticket. If you are a registered shareholder, have your Notice available and either call 1 866 804-9594 or access the Internet at www.AlcoaAdmissionTicket.com and follow the instructions provided.

What does it mean if I receive more than one proxy Notice?

If you are a shareholder of record or participate in Alcoa’s Dividend Reinvestment and Stock Purchase Plan or employee savings or stock purchase plans, you will receive one proxy Notice (or if you are an employee with an Alcoa email address, an email proxy form) for all shares of common stock held in or credited to your accounts as of the record date, if the account names are exactly the same. If your shares are registered differently and are in more than one account, you will receive more than one proxy Notice or email proxy form, and in that case, you can and are urged to vote all of your shares, which will require you to vote more than once. To avoid this situation in the future, we encourage you to have all accounts registered in the same name and address whenever possible. You can do this by contacting our transfer agent, Computershare Trust Company, N.A., at 1 888 985-2058 (in the U.S. and Canada) or 1 781 575-2724 (all other calls) or through the Computershare web site, http://www.computershare.com.

How do I vote if I participate in one of the employee savings plans?

You must provide the trustee of the employee plan with your voting instructions in advance of the meeting. You may do so by returning your voting instructions by mail, or submitting them by telephone or electronically, using the Internet. You cannot vote your shares in person at the annual meeting; the trustee is the only one who can vote your shares. The trustee will vote your shares as you have instructed. If the trustee does not receive your instructions, your shares generally will be voted in proportion to the way the other plan participants voted. To allow sufficient time for voting by the trustee, your voting instructions must be received by 11:59 p.m. Eastern Daylight Time (EDT) on April 20, 2010.

Can I change my vote?

There are several ways in which you may revoke your proxy or change your voting instructions before the time of voting at the meeting. (Please note that, in order to be counted, the revocation or change must be received by 6:00 a.m. EDT on April 23, 2010, or by 11:59 p.m. EDT on April 20, 2010 in the case of instructions to the trustee of an employee savings plan):

•	Vote again by telephone or at the Internet website.

•	Mail a revised proxy card or voting instruction form that is dated later than the prior one.

•	Common shareholders of record may vote in person at the annual meeting.

•	Common shareholders of record may notify Alcoa’s Corporate Secretary in writing that a prior proxy is revoked or voting instructions are changed.

•	Employee savings plan participants may notify the plan trustee in writing that prior voting instructions are revoked or are changed.

Is my vote confidential?

Yes. Proxy cards, ballots and voting tabulations that identify shareholders are kept confidential. There are exceptions for contested proxy solicitations or when necessary to meet legal requirements. Corporate Election Services, Inc., the independent proxy tabulator used by Alcoa, counts the votes and acts as the inspector of election for the meeting.

What constitutes a “quorum” for the meeting?

A quorum consists of a majority of the outstanding shares, present or represented by proxy. A quorum is necessary to conduct business at the annual meeting. You are part of the quorum if you have voted by proxy. Abstentions, broker non-votes and votes withheld from director nominees count as “shares present” at the meeting for purposes of determining a quorum. A broker non-vote occurs when a broker or other nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the owner of the shares.

How are votes counted?

At the close of business on January 27, 2010, the record date for the meeting, Alcoa had outstanding 1,020,216,994 shares of common stock (excluding treasury shares). Each share of common stock is entitled to one vote. Director candidates who receive the highest number of votes cast will be elected; provided however, in any uncontested election of directors (an election in which the number of nominees is the same as the number of directors to be elected), any incumbent director nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election must tender his or her resignation within 30 days of the final vote tally. The Board of Directors will decide whether to accept the resignation at its next regularly scheduled board meeting, through a process managed by the Governance and Nominating Committee, excluding the director in question. Thereafter, the Board of Directors promptly will disclose its decision whether to accept the director’s resignation offer (and the reasons for rejecting the resignation, if applicable) in a document filed with the Securities and Exchange Commission. In reaching its decision, the board may consider any factors it deems relevant, including the director’s qualifications, the director’s past and expected future contributions to the company, the overall composition of the board and whether accepting the tendered resignation would cause the company to fail to meet any applicable rule or regulation, including New York Stock Exchange listing requirements and federal securities laws.

Approval of Items 2 and 3 requires a majority of the votes cast. Amendments to Articles SEVENTH and EIGHTH of the Articles of Incorporation require the approval of shareholders holding 80% of the shares outstanding (Items 4, 5 and 6). Approval of the shareholder proposal included as Item 7 requires a majority of the votes cast.

Under recent amendments to the rules of the New York Stock Exchange rules, Item 1 is no longer a “routine” matter as to which brokerage firms may vote in their discretion on behalf of clients who have not furnished voting instructions with respect to an uncontested director election. Because Alcoa has a plurality voting standard, however, broker non-votes will not affect the outcome of the vote on this Item.

Item 2 is a “routine” matter under New York Stock Exchange rules, and brokerage firms may vote in their discretion on behalf of clients that have not furnished voting instructions. Abstentions will not be treated as votes cast and will have no effect on the outcome of the vote on this Item.

Items 3, 4, 5, 6 and 7 are “non-routine” matters under New York Stock Exchange rules and brokerage firms are prohibited from voting on each of these Items without receiving instructions from the beneficial owners of the shares. In the case of Items 3 and 7, broker non-votes will not be considered as votes cast and will have no effect on the outcome of the vote, but will have the effect of a vote against Items 4, 5 and 6. Abstentions will likewise not be treated as votes cast for purposes of Items 3 and 7 and will have no effect on the outcome of the vote, but will have the effect of votes against Items 4, 5 and 6.

Who pays for the solicitation of proxies?

Alcoa pays the cost of soliciting proxies. Proxies will be solicited on behalf of the Board of Directors by mail, telephone, other electronic means or in person. We have retained Morrow & Company, LLC, 470 West Avenue, Stamford, CT 06902, to assist with the solicitation for a fee of $13,000 plus reasonable out-of-pocket expenses. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to shareholders and obtaining their votes.

How do I comment on company business?

Your comments are collected when you vote using the Internet. We also collect comments from the proxy card if you vote by mailing the proxy card. You may also send your comments to us in care of the Corporate Secretary. Although it is not possible to respond to each shareholder, your comments help us to understand your concerns.

May I nominate someone to be a director of Alcoa?

Yes, please see page 55 of this proxy statement for complete details.

When are the 2011 shareholder proposals due?

To be considered for inclusion in the 2011 proxy statement, shareholder proposals must be received in writing at our principal executive offices no later than November 5, 2010. Address all shareholder proposals to: Alcoa, Corporate Secretary’s Office, 390 Park Avenue, New York, NY 10022-4608. For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2011 annual meeting, notice of intention to present the proposal must be received in writing at our principal executive offices by January 24, 2011. Address all notices of intention to present proposals at the 2011 annual meeting to: Alcoa, Corporate Secretary’s Office, 390 Park Avenue, New York, NY 10022-4608. For information on the procedures for shareholder nominations of director candidates for the 2011 annual meeting, see “Nominating Candidates for Election to the Board” on page 55 of this proxy statement.

Will the annual meeting be webcast?

Yes, our annual meeting will be webcast on April 23, 2010. You are invited to visit http://www.alcoa.com under “About Alcoa—Corporate Governance—Annual Meeting” at 9:30 a.m. Eastern Daylight Time on April 23, 2010, to access the webcast of the meeting. Registration for the webcast is required. Pre-registration will be available beginning on April 14, 2010. An archived copy of the webcast also will be available on our web site.

What is “householding”?

Shareholders of record who have the same last name and address and who request paper copies of the proxy materials will receive only one copy unless one or more of them notifies us that they wish to receive individual copies. Householding will not in any way affect dividend check mailings.

We will deliver promptly upon written or oral request a separate copy of the Annual Report to security holders, proxy statement, or Notice of Internet Availability of Proxy Materials, as applicable, to a security holder at a shared address to which a single copy of the document was delivered. Please direct such requests to Diane Thumma at Alcoa, 201 Isabella Street, Pittsburgh, PA 15212-5858, Attention: Diane Thumma or email to diane.thumma@alcoa.com or call 1 412 553-1245.

ITEM 1—ELECTION OF DIRECTORS

The Board of Directors has nominated three incumbent directors: Carlos Ghosn, Michael G. Morris, and E. Stanley O’Neal, to stand for re-election to the board for a three-year term expiring in 2013, and one new nominee, Arthur D. Collins, Jr., to stand for election to the board for a three-year term expiring in 2013. Mr. Collins was recommended as a candidate for nomination to the Board of Directors by an independent search firm retained by the Governance and Nominating Committee.

The Board of Directors affirmatively determined that each of the nominees qualifies for election under the criteria for evaluation of directors, see “Minimum Qualifications for Director Nominees and Board Member Attributes” on page 56 of this proxy statement. The directors standing for re-election were evaluated by the other members of the Board of Directors and the conclusion was reached that each such nominee was well qualified to stand for re-election to the board. In addition, the Board of Directors determined that each nominee qualifies as an independent director under applicable regulations and the company’s guidelines for independence. See “Board, Committee and Director Evaluations” on page 53 and “Director Independence” on page 50 of this proxy statement.

The Board of Directors recommends a vote FOR ITEM 1, the election of Arthur D. Collins, Jr., Carlos Ghosn, Michael G. Morris, and E. Stanley O’Neal, to the Board for a three-year term expiring in 2013.

The proxy committee will vote your proxy for the election of the four nominees unless you withhold authority to vote for any one or more of them. If any director is unable to stand for election, the board may reduce its size or choose a substitute. Proxies cannot be voted for a greater number of persons than the number of nominees named.

As of the date of this proxy statement, Alcoa’s Board of Directors had 14 members divided into three classes. Messrs. Alain J.P. Belda, Henry B. Schacht and Franklin A. Thomas will retire from the board when their terms expire April 23, 2010. Upon the retirement from the board of Messrs. Belda, Schacht and Thomas, the size of the board will be reduced in number to 12 members. Following their retirement as directors, Messrs. Schacht and Thomas will serve as senior advisors to the board, see page 51.

NOMINEES TO SERVE FOR A THREE-YEAR TERM EXPIRING IN 2013

Arthur D. Collins, Jr.

Mr. Collins, 62, is proposed for election to the Board of Directors in 2010. Mr. Collins is retired Chairman and Chief Executive Officer of Medtronic, Inc., a leading medical device and technology company.

Mr. Collins served as Chairman of the Board of Medtronic, Inc. from April 2002 through August 2008. At Medtronic, Mr. Collins was also Chairman and Chief Executive Officer from May 2002 to August 2007; President and Chief Executive Officer from April 2001 to May 2002; President and Chief Operating Officer from August 1996 to April 2001; Chief Operating Officer from January 1994 to August 1996; and Executive Vice President of Medtronic and President of Medtronic International from June 1992 to January 1994. He was Corporate Vice President of Abbott Laboratories (health care products) from October 1989 to May 1992 and Divisional Vice President of that company from May 1984 to October 1989.

Mr. Collins qualifies as an audit committee financial expert and has proven business acumen, having served as the chief executive officer of a significant complex organization.

An experienced board member, Mr. Collins currently serves on three boards of large, complex organizations: The Boeing Company (commercial aircraft, defense systems and aerospace), U.S. Bancorp (banking and diversified financial services) and privately held Cargill Incorporated (conglomerate). His committee experience includes Audit, Finance, Compensation, Governance and Executive. He chairs the Governance Committee at U.S. Bancorp and the Finance Committee at Boeing and the Human Resources and Compensation Committee at Cargill. Mr. Collins is a member of the Board of Overseers of The Wharton School at the University of Pennsylvania and the Board of Visitors at Miami University of Ohio. Mr. Collins also serves as a senior advisor to Oak Hill Capital Partners, L.P., a private equity firm.

NOMINEES TO SERVE FOR A THREE-YEAR TERM EXPIRING IN 2013

Carlos Ghosn

Mr. Ghosn, 56, was elected to the Board of Directors in 2002. Mr. Ghosn is Chairman and Chief Executive Officer of Renault S.A. and Nissan Motor Co., Ltd. With a combined work force of 350,000 employees, the two companies generated a combined revenue of $135 billion in 2008. The Renault-Nissan Alliance ranks third among all global automakers, with global sales of 6.8 million units in 2008.

Mr. Ghosn was appointed as Chief Executive Officer of Renault S.A. in May 2005 and as Chairman in May 2009.

Mr. Ghosn joined Nissan as its Chief Operating Officer in June 1999, following the establishment of the Renault-Nissan Alliance in March 1999. He was appointed Chief Executive Officer in June 2001. Under his leadership, Nissan successfully delivered its revival plan, returning the company to significant growth and profitability.

Before he joined Nissan, Mr. Ghosn had served as Executive Vice President of the Renault Group, a position he had held since December 1996. From 1981 to 1996, he worked with Compagnie Générale des Établissements Michelin.

The automotive and transportation markets are key markets for aluminum products. Mr. Ghosn is an internationally recognized expert in these markets. Mr. Ghosn divides his time between his offices in Japan and France and also has extensive business experience in the United States. His insights as to economic and political conditions in Asia and Europe contribute to the board’s consideration of strategic options. Brazilian-born of Lebanese descent, Mr. Ghosn has led companies to success in the United States, South America, France and Japan. He is a global leader whose participation on the board has increased the depth of its international experience.

NOMINEES TO SERVE FOR A THREE-YEAR TERM EXPIRING IN 2013

Michael G. Morris

Mr. Morris, 63, was elected to the Board of Directors in 2008 and is a member of the Public Issues Committee. Mr. Morris is Chairman, President and Chief Executive Officer, American Electric Power Company, Inc. (AEP), one of the nation’s largest utility generators and owner of the largest electricity transmission system in the United States.

Mr. Morris was elected President and Chief Executive Officer of AEP in January 2004; Chairman of the Board of AEP in February 2004; and Chairman, President and Chief Executive Officer of all of AEP’s major subsidiaries in January 2004. From 1997 to 2003, Mr. Morris was Chairman, President and Chief Executive Officer of Northeast Utilities. Prior to that, he held positions of increasing responsibility in energy and natural gas businesses. Mr. Morris is a Director of American Electric Power Company, Inc. and The Hartford Financial Services Group, Inc. Mr. Morris has proven business acumen, serving and having served as the chief executive officer of significant, complex organizations.

Mr. Morris’ other business affiliations include service on the U.S. Department of Energy’s Electricity Advisory Board, the National Governors Association’s Task Force on Electricity Infrastructure, the Institute of Nuclear Power Operations and the Business Roundtable (chairing the Business Roundtable’s Energy Task Force). Mr. Morris is past chairman of the Edison Electric Institute.

The production of aluminum requires large amounts of energy in an electrolytic smelting process. Mr. Morris’ experience in the energy field is a valuable resource to the company as we engage in renewing our energy supplies. In addition, Mr. Morris is a leader in developing the carbon sequestration process, which is a technology that may prove to be valuable to the aluminum industry in reducing greenhouse gas emissions.

NOMINEES TO SERVE FOR A THREE-YEAR TERM EXPIRING IN 2013

E. Stanley O’Neal

Mr. O’Neal, 58, was elected to the Board of Directors in 2008 and is a member of the Audit Committee.

Mr. O’Neal served as Chairman of the Board and Chief Executive Officer of Merrill Lynch & Co., Inc. until October 2007. He became Chief Executive Officer of Merrill Lynch in 2002 and was elected Chairman of the Board in 2003. Mr. O’Neal was employed with Merrill Lynch for 21 years, serving as President and Chief Operating Officer from July 2001 to December 2002; President of U.S. Private Client from February 2000 to July 2001; Chief Financial Officer from 1998 to 2000 and Executive Vice President and Co-head of Global Markets and Investment Banking from 1997 to 1998. Before joining Merrill Lynch, Mr. O’Neal was employed at General Motors Corporation where he held a number of financial positions of increasing responsibility. He served as a member of the board of directors of General Motors Corporation from 2001 to 2006.

Mr. O’Neal is a director of American Beacon Advisors, Inc., a registered investment advisor registered with the Securities and Exchange Commission.

Mr. O’Neal is an audit committee financial expert who has added a valuable perspective to the Audit Committee, as the company does not have another director with a background in investment banking. He also brings to the Audit Committee a strong financial background in an industrial setting, having served in various financial and leadership positions at General Motors Corporation.

His other affiliations include service on the board of the Memorial Sloan-Kettering Cancer Center, and membership in the Council on Foreign Relations, the Center for Strategic and International Studies and the Economic Club of New York.

DIRECTORS WHOSE TERMS EXPIRE IN 2011

Joseph T. Gorman

Mr. Gorman, 72, was elected to the Board of Directors in 1991. He is Chairman of the Compensation and Benefits Committee and a member of the Audit Committee and the Executive Committee. Mr. Gorman is Chairman and Chief Executive Officer, Moxahela Enterprises, LLC, a venture capital firm, since 2001.

Mr. Gorman retired as Chairman and Chief Executive Officer of TRW Inc., a global company serving the automotive, space and information systems markets, in June 2001, after a 33-year career with the company, and after having served in those positions since 1988.

Mr. Gorman is a director of Cyalume Technologies Holdings, Inc., which designs, develops and produces chemical and electronic lights for safety and security applications.

Mr. Gorman has nearly 20 years’ experience on Alcoa’s board and as a result, he has a depth of experience with the aluminum industry. His 33-years’ experience with TRW provides a valuable perspective on the automotive and aerospace industries, which are important markets for aluminum. Mr. Gorman is an audit committee financial expert and has served on the company’s Audit Committee since 2001. He has served on the Compensation and Benefits Committee since 1997 and has been its Chairman since 2003. Mr. Gorman previously served on the boards of Imperial Chemical Industries plc, located in London, National City Corporation and The Procter & Gamble Company, where he chaired the finance committee and served on the compensation and leadership development committee.

DIRECTORS WHOSE TERMS EXPIRE IN 2011

Klaus Kleinfeld

Mr. Kleinfeld, 52, was elected to the Board of Directors in 2003. He has been President and Chief Executive Officer of Alcoa since May 2008. Mr. Kleinfeld was President and Chief Operating Officer of Alcoa from October 2007 to May 2008.

Before Alcoa, Mr. Kleinfeld had a 20-year career with Siemens, the global electronics and industrial conglomerate, based in the U.S. and Germany, where he served as Chief Executive Officer of Siemens AG from January 2005 to June 2007. During his tenure, Mr. Kleinfeld presided over a dramatic transformation of the company, reshaping the company’s portfolio around three high-growth areas, resulting in an increase of revenues and a near doubling of market capitalization. Prior to his service on the Managing Board of Siemens AG from 2004 to January 2005, Mr. Kleinfeld was President and Chief Executive Officer of the U.S. subsidiary, Siemens Corporation, which represents the company’s largest region from 2002 to 2004 and Chief Operating Officer of Siemens Corporation from January to December 2000.

As the only management representative on our board following the Annual Meeting, Mr. Kleinfeld provides an insider’s perspective in board discussions about the business and strategic direction of the company and has experience in all aspects of the company’s global business.

In addition to serving on Alcoa’s board, he is a member of the Supervisory Board of Bayer AG. In September 2009, Mr. Kleinfeld was appointed Chairman of the U.S.-Russia Business Council, which is dedicated to promoting trade and investment between the United States and Russia.

Mr. Kleinfeld was born in Bremen, Germany, and educated at the University of Goettingen and University of Wuerzburg. He holds a PhD in strategic management and a master’s degree in business administration.

DIRECTORS WHOSE TERMS EXPIRE IN 2011

James W. Owens

Mr. Owens, 64, was elected to the Board of Directors in 2005. He is a member of the Audit Committee. Mr. Owens is Chairman and Chief Executive Officer, Caterpillar Inc., a manufacturer of construction and mining equipment, diesel and natural gas engines and industrial gas turbines, since February 2004.

Mr. Owens served as Vice Chairman of Caterpillar from December 2003 to February 2004, and as Group President from 1995 to 2003, responsible at various times for 13 of the company’s 25 divisions. Mr. Owens joined Caterpillar in 1972 as a corporate economist and was named chief economist of Caterpillar Overseas S.A. in Geneva, Switzerland in 1975. From 1980 until 1987 he held managerial positions in the Accounting and Product Source Planning Departments. In 1987, he became managing director of P.T. Natra Raya, Caterpillar’s joint venture in Indonesia. He held that position until 1990, when he was elected a Corporate Vice President and named President of Solar Turbines Incorporated, a Caterpillar subsidiary in San Diego, Calif. In 1993, he was elected Vice President and Chief Financial Officer.

Mr. Owens is a director of Caterpillar Inc. and International Business Machines Corporation, where he is a member of the Audit Committee.

Mr. Owens is an audit committee financial expert serving on the Audit Committee for the company. His background as former Chief Financial Officer of Caterpillar provides a strong financial foundation for Audit Committee deliberations. Mr. Owens has proven business acumen, serving as the chief executive officer of a significant, complex global industrial company. His other major affiliations include the Peterson Institute for International Economics; the Council on Foreign Relations; chairman of the Business Council; and a member of the President’s Economic Recovery Advisory Board in Washington, D.C.

DIRECTORS WHOSE TERMS EXPIRE IN 2011

Ratan N. Tata

Mr. Tata, 72, was elected to the Board of Directors in 2007 and is a member of the Public Issues Committee. Mr. Tata is Chairman, Tata Sons Limited, the holding company of the Tata Group, one of India’s largest business conglomerates, since 1991. Mr. Tata is Chairman of the major Tata Group companies including Tata Motors, Tata Steel, Tata Consultancy and several other Tata companies. Mr. Tata joined the Tata Group in December 1962. He also serves as a director of Fiat SpA.

Mr. Tata is associated with various organizations in India and overseas. He is the Chairman of two of the largest private sector philanthropic trusts in India and of the Government of India’s Investment Commission. He also serves on the UK Prime Minister’s Business Council for Britain and the international advisory boards of the Mitsubishi Corporation, the American International Group, JP Morgan Chase and RollsRoyce.

Mr. Tata is President of the Court of the Indian Institute of Science, Chairman of the Council of Management of the Tata Institute of Fundamental Research and a member of the Board of Trustees of Cornell University and the University of Southern California.

Mr. Tata received a Bachelor of Science degree in Architecture with Structural Engineering from Cornell University in 1962 and completed the Advanced Management Program at Harvard Business School in 1975. He is the recipient of numerous awards and honors including the Government of India’s second highest civilian award, the Padma Vibhushan.

Mr. Tata brings to the company’s board significant international business experience in a wide variety of industries. His Asian perspective adds valuable diversity to the deliberations of the Board.

DIRECTORS WHOSE TERMS EXPIRE IN 2012

Kathryn S. Fuller

Ms. Fuller, 63, was elected to the Board of Directors in 2002 and is a member of the Compensation and Benefits Committee, Governance and Nominating Committee and Public Issues Committee. She is the Chair, The Ford Foundation, a nonprofit organization, since May 2004. Ms. Fuller retired as President and Chief Executive Officer of World Wildlife Fund U.S. (WWF), one of the world’s largest nature conservation organizations, in July 2005, after having served in those positions since 1989. Ms. Fuller continues her affiliation with WWF as President Emerita and an honorary member of the Board of Directors.

Ms. Fuller was a Public Policy Scholar at the Woodrow Wilson International Center for Scholars, a nonpartisan institute established by Congress for advanced study of national and world affairs, for a year beginning in October 2005.

Ms. Fuller had various responsibilities with WWF and The Conservation Foundation from 1982 to 1989, including executive vice president, general counsel and director of WWF’s public policy and wildlife trade monitoring programs. Before that, she held several positions in the U.S. Department of Justice, culminating as Chief, Wildlife and Marine Resources Section, in 1981 and 1982.

Ms. Fuller has led two internationally recognized and respected organizations—having served as the chief executive officer of WWF and currently serving as the Chair of the Ford Foundation. Her experience in managing world-class organizations, combined with her proven leadership skills, international experience and environmental focus have all contributed to the diversity and richness of the board’s deliberations.

Recently, Ms. Fuller, together with Dr. Gueron and Mr. Schacht, personally provided direct supervision of policies regarding sustainable community relationships and environmental stewardship for the company’s new Juruti bauxite mine located in the Amazon region of Brazil. This work was undertaken as part of the Public Issues Committee’s oversight of matters that may affect the reputation of the company.

The company has long recognized the need to earn the right to continue to do business in the communities in which it operates, and as a result, the board seeks the input of directors, such as Ms. Fuller, who have a broad perspective of sustainable development.

DIRECTORS WHOSE TERMS EXPIRE IN 2012

Judith M. Gueron

Dr. Gueron, 68, was elected to the Board of Directors in 1988 and is Chairman of the Public Issues Committee and a member of the Audit Committee. Dr. Gueron is Scholar in Residence, MDRC, a nonprofit research organization that designs, manages and studies projects to increase the self-sufficiency of economically disadvantaged groups, since September 2005, and President Emerita of MDRC since 2004.

Dr. Gueron was a Visiting Scholar at the Russell Sage Foundation, a foundation devoted to research in the social sciences, from 2004 to 2005. She was President, MDRC from 1986 to August 2004 and MDRC’s Executive Vice President for research and evaluation from 1978 to 1986 and Research Director from 1974 to 1978. Before joining MDRC, she was director of special projects and studies and a consultant for the New York City Human Resources Administration. Dr. Gueron is a director of the National Bureau of Economic Research.

A widely published, nationally recognized expert on employment and training, poverty, and family assistance, Dr. Gueron is the author of “From Welfare to Work”. She is past President of the Association for Public Policy Analysis and Management, has served on several National Academy of Sciences committees and federal advisory panels, and has frequently testified before Congress. In 2005, she received the inaugural Richard E. Neustadt Award from the John F. Kennedy School of Government, Harvard University.

Dr. Gueron received her B.A. Summa Cum Laude from Radcliffe College in 1963 and her Ph.D. in economics from Harvard University in 1971.

Dr. Gueron has chaired the Public Issues Committee since its inception in 2002. She has been recognized by her colleagues on the board for her leadership and development of this committee, which provides advice and guidance on public issues that may affect the company or its reputation. Dr. Gueron led two trips to the Juruti bauxite mine project in the Amazon region of Brazil to meet directly with management, community leaders and non-governmental organizations regarding sustainable community development and environmental stewardship of this sensitive area. Dr. Gueron has a depth of experience with the aluminum industry, having served on the company’s board for over 20 years.

DIRECTORS WHOSE TERMS EXPIRE IN 2012

Patricia F. Russo

Ms. Russo, 57, was elected to the Board of Directors in 2008 and is a member of the Compensation and Benefits Committee. She is the former Chief Executive Officer of Alcatel Lucent, a communications company, from December 2006 to September 2008. She served as Chairman from 2003 to 2006; and Chief Executive Officer and President from 2002 to 2006 of Lucent Technologies Inc.

Ms. Russo was President and Chief Operating Officer of Eastman Kodak Company from April 2001 and Director from July 2001 until January 2002, and Chairman of Avaya Inc. from December 2000, until she rejoined Lucent as Chief Executive Officer in January 2002.

Ms. Russo was Executive Vice President and Chief Executive Officer of the Service Provider Networks business of Lucent from November 1999 to August 2000 and served as Executive Vice President from 1996 to 1999. Prior to that, she held various executive positions with Lucent and AT&T.

Ms. Russo is a director of General Motors Company and Merck & Co., Inc.

Ms. Russo has proven business acumen, having served as the chief executive officer of three significant complex organizations. As chief executive officer of Lucent, she successfully led the company through the severe telecommunications industry downturn in 2002 and 2003, restoring the company to profitability and growth. She then led its cross-border merger negotiations with Alcatel, a French company, and became the newly merged organization’s first chief executive, headquartered in France. In 2009, Ms. Russo was selected to serve on the board of Merck & Co., Inc. after its merger with Schering Plough Corp. where she had served as a director since 1995, chair of the Governance Committee for six years and Lead Director prior to the merger; she was approved by the U.S. Treasury Department to serve on the newly created board for General Motors Company following its reorganization; and she was named Chairman of the Partnership for a Drug-Free America, a national non-profit organization. In her relatively brief time on the company’s board, Ms. Russo has demonstrated a depth of business experience, knowledge of compensation and benefits in her service on the company’s Compensation and Benefits Committee, and appreciation of governance principles.

DIRECTORS WHOSE TERMS EXPIRE IN 2012

Ernesto Zedillo

Ernesto Zedillo, 58, was elected to the Alcoa Board of Directors in 2002 and is a member of the Audit, Governance and Nominating and Public Issues Committees. He has been a member of the Board of Directors of Procter & Gamble since March 2001, where he is currently chair of the Governance and Public Responsibility Committee and a member of the Innovation and Technology Committee. From 2001 to 2008, he was a member of Procter & Gamble’s Finance Committee. He was a director of the Union Pacific Corporation from 2001 to 2006 where he served on the Audit and Finance Committees. He was a director of EDS from 2007 to 2008 where he was a member of its Governance Committee.

Mr. Zedillo earned his Bachelor’s degree from the School of Economics of the National Polytechnic Institute in Mexico and his M.A., M.Phil. and Ph.D. at Yale University. In Mexico, he taught economics at the National Polytechnic Institute and El Colegio de Mexico. From 1978-1987 he was with the central bank of Mexico where he served as deputy manager of economic research and deputy director. From 1983 to 1987, he was the founding General Director of the Trust Fund for the

Coverage of Exchange Risks, a mechanism created to manage the rescheduling of the foreign debt of the country’s private sector that involved negotiations and complex financial operations with hundreds of firms and international banks. He served in the Federal Government of Mexico as Undersecretary of the Budget (1987-1988); as Secretary of Economic Programming and the Budget and board member of various state owned enterprises, including PEMEX, Mexico’s national oil company (1988-1992); and as Secretary of Education (1992-1993). He was elected President of Mexico in August of 1994; his term ran from December of 1994 to December of 2000.

He was a Distinguished Visiting Fellow at the London School of Economics in 2001 and has been at Yale University since 2002, where he is the Frederick Iseman ’74 Director of the Yale Center for the Study of Globalization; Professor in the Field of International Economics and Politics; Professor of International and Area Studies; and Professor Adjunct of Forestry and Environmental Studies.

Mr. Zedillo belongs to the international advisory boards of ACE Limited, Rolls-Royce, BP and JPMorgan-Chase. He is a senior advisor to the Credit Suisse Research Institute. His current service in non-profit institutions includes being chairman of board of the Global Development Network, a member of the international advisory board of the Council on Foreign Relations, a member of the Foundation Board of the World Economic Forum and a member of the Bill & Melinda Gates Foundation’s Global Development Advisory Panel.

Mr. Zedillo’s broad experience in government international politics provides insight into governmental relations in the various countries in which the company operates.

Mr. Zedillo also qualifies as an audit committee financial expert.

ITEM 2—PROPOSAL TO RATIFY THE INDEPENDENT AUDITOR

The company’s Audit Committee Charter provides in relevant part:

“The Committee shall have sole authority and be directly responsible for the retention, compensation, oversight, evaluation and termination (subject, if applicable, to shareholder ratification) of the work of the Company’s outside auditors for the purpose of preparing or issuing an audit report or related work. The Company’s outside auditors shall report directly to the Committee.”

Although the company’s By-Laws do not require that shareholders ratify the appointment of PricewaterhouseCoopers LLP as the outside auditor, the board determined in 2004 that the annual selection of the outside auditor would be so submitted for ratification as a matter of good corporate governance. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP.

The Board of Directors recommends a vote FOR ITEM 2, to ratify the selection of the independent auditor. The proxy committee will vote your proxy for this item unless you give instructions to the contrary on the proxy.

2010 REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews the company’s financial reporting process on behalf of the Board of Directors, and it is thus responsible for assisting the board in fulfilling its oversight responsibilities for the integrity of the company’s financial statements and internal controls; the company’s compliance with legal and regulatory requirements; the independent auditor’s qualifications and independence; and the performance of the independent auditors as well as the company’s own internal audit function. Management has primary responsibility for the preparation of the company’s financial statements and the development and maintenance of adequate systems of internal accounting and financial controls. The auditors, both internal and independent, have responsibility then to review and audit, when appropriate, those financial statements and internal controls. Based upon the audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) (United States), the independent auditor is responsible for expressing an opinion on the consolidated financial statements and internal control over financial reporting. The Audit Committee monitors and oversees all of these processes.

The committee has discussed with PricewaterhouseCoopers LLP the firm’s independence from the company and management, and has received the written disclosures and the letter from the independent auditor required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the committee concerning independence. In addition, the committee has discussed with the independent auditor the required communications with audit committees pursuant to PCAOB standards.

The committee has considered whether the independent auditor’s provision of non-audit services to the company is compatible with the auditor’s independence. We have established a policy on requiring pre-approval of fees for audit, audit-related, tax and other services, which is set forth in Attachment A to this proxy statement.

We retain the independent auditor to provide services for audit and audit-related work and for limited tax services. We have referred most of our tax work to another accounting firm. The lead audit partner is rotated at least every five years in accordance with Securities and Exchange Commission requirements. The committee has concluded that the independent auditor is independent from the company and its management.

The committee has reviewed with the Vice President—Audit and the independent auditor the overall scope and specific plans for their respective audits, and the committee regularly monitored the progress of both in assessing the company’s compliance with Section 404 of the Sarbanes-Oxley Act, including their findings, required resources and progress to date.

At every regular meeting, the committee meets separately, and without management present, with the Vice President—Audit and the independent auditor to review the results of their examinations, their evaluations of the company’s internal controls, and the overall quality of Alcoa’s accounting and financial reporting. The committee also meets separately at its regular meetings with the Chief Financial Officer and the Chief Legal and Compliance Officer.

In that context, the committee has met and discussed with management and the independent auditor the fair and complete presentation of the company’s financial statements. The committee has discussed significant accounting policies applied in the financial statements, as well as alternative treatments. Management has represented that the consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, and the committee has reviewed and discussed the audited consolidated financial statements with both management and the independent auditor.

Relying on the foregoing reviews and discussions, the committee recommended to the Board of Directors, and the board approved, inclusion of the audited consolidated financial statements in the company’s Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the Securities and Exchange Commission. In addition, the committee has approved, subject to shareholder ratification, the selection of PricewaterhouseCoopers LLP as the company’s independent auditor for 2010.

See page 52 of this proxy statement, “Committees—Audit Committee,” for information on the committee’s 2009 meetings.

The Audit Committee

Henry B. Schacht, Chairman

Joseph T. Gorman

Judith M. Gueron

E. Stanley O’Neal

James W. Owens

Ernesto Zedillo

February 18, 2010

AUDIT AND NON-AUDIT FEES

The following table shows fees for professional services rendered by PricewaterhouseCoopers LLP for the past two fiscal years ended December 31 (in millions):

	2009	2008
Audit Fees	$11.8	$13.7
Audit Related Fees	0.5	0.4
Tax Fees	0.2	0.3
All Other Fees	0.0	0.0

Audit Fees include the base audit fee, effects of foreign currency exchange rates on the base audit fee, scope adjustments to the base audit requirements, accounting and audit advisory services and audits of businesses to be divested.

Audit-Related Fees include due diligence services for acquisitions and divestitures, audits of employee benefit plans, agreed upon or expanded audit procedures for accounting or regulatory requirements and consultation with management as to accounting or disclosure treatment.

Tax Fees include U.S. Federal, State and local tax support, international tax support, review and preparation of U.S. and international tax returns and preparation of tax returns for expatriate employees.

Other Fees were for services to review the company’s actuarial calculations for its captive insurance company, the amount of which rounds to zero in both 2009 and 2008.

ITEM 3—APPROVE A MAJORITY VOTING STANDARD FOR UNCONTESTED DIRECTOR ELECTIONS

The Board of Directors recommends approval of the following amendment to the Articles of Incorporation of the company in order to adopt a majority voting standard for the election of directors in uncontested elections.

Under Pennsylvania law, the default voting standard for the election of directors by shareholders is the plurality standard under which directors receiving the highest number of votes shall be elected. The company has a plurality standard for the election of directors, with a policy that requires directors to offer to resign if they receive more “withhold” votes than votes “for” their election. The proposal to adopt a majority voting standard would permit shareholders to vote “for” or “against” each director standing for election in any uncontested election. In light of corporate governance trends, the Board of Directors has concluded that requiring directors to receive a majority of votes cast in an uncontested election is an appropriate standard and should be approved by our shareholders. Accordingly, the Board of Directors has unanimously adopted resolutions approving the following amendment to the Articles of Incorporation and recommending the amendment to shareholders for approval:

Add a new Article ELEVENTH to the Articles of Incorporation:

“ELEVENTH. A nominee for director shall be elected to the Board of Directors at a meeting of shareholders if the votes cast for such nominee by holders of shares entitled to vote in the election, exceed the votes cast against such nominee’s election (excluding abstentions), except in a contested election (as such term shall be defined in the By-Laws of the company). Any nominee for director in a non-contested election who is not an incumbent director and is not so elected shall not take office. Any incumbent director nominated for re-election in a non-contested election but not so elected shall, in the event the director’s successor shall not be duly elected and qualified, take such actions (which may include the tender of the director’s resignation for consideration by the Board of Directors) as shall be consistent with applicable law and the company’s By-Laws. The Board of Directors shall have the authority to adopt and amend appropriate By-Laws to implement this Article Eleventh.”

If the amendment to the Articles of Incorporation set forth above is approved by the shareholders, the following new Section 5 of Article II of the By-Laws, which has been approved by a unanimous vote of the Board of Directors, will also become effective:

“Section 5. Election of Directors. In any non-contested election of directors, any incumbent director nominee who receives a greater number of votes cast against his or her election than in favor of his or her election (excluding abstentions) by holders of shares entitled to vote in the election shall immediately tender his or her resignation, and the Board of Directors shall decide, through a process managed by the Governance and Nominating Committee and excluding the nominee in question, whether to accept the resignation at its next regularly scheduled Board meeting. The Board’s explanation of its decision shall be promptly disclosed in accordance with the rules and regulations of the Securities and Exchange Commission. An election of directors shall be considered to be contested if there are more nominees for election than positions on the board of directors to be filled by election at the meeting of shareholders.”

If shareholders approve this proposal, the company will file Articles of Amendment with the Department of State of the Commonwealth of Pennsylvania, whereupon the amendment to the company’s Articles of Incorporation will become effective.

The Board of Directors recommends a vote FOR ITEM 3, to approve a majority voting standard for uncontested director elections. The proxy committee will vote your proxy for this item unless you give instructions to the contrary in the proxy.

ITEMS 4, 5 AND 6—ELIMINATE SUPER-MAJORITY VOTING PROVISIONS IN ARTICLES OF INCORPORATION

At the 2009 Annual Meeting of Shareholders, a non-binding shareholder proposal was approved by a majority of the votes cast, but less than a majority of the shares outstanding, which requested that the Board of Directors take the steps necessary so that each shareholder voting requirement in our Articles of Incorporation and By-Laws that calls for a greater than simple majority vote be changed to a majority vote. Our company has a simple majority voting standard for fundamental corporate changes, such as a merger or sale of the company. There are no super-majority requirements in our By-Laws. There are three provisions in our Articles of Incorporation requiring a super-majority vote. Under Pennsylvania law, amendments to those provisions of the Articles of Incorporation require shareholder approval. Accordingly, the first opportunity the Board of Directors has had to take the steps necessary to eliminate the three super-majority voting requirements in our Articles of Incorporation is the 2010 Annual Meeting of Shareholders. The Board of Directors has unanimously adopted resolutions approving the amendments to the Articles of Incorporation described below and recommending them to shareholders for approval.

The three super-majority voting provisions relate to (a) the amendment of Article SEVENTH of the Articles of Incorporation that provides fair price protection to shareholders, (b) the amendment of Article EIGHTH of the Articles of Incorporation that concerns the procedures and processes for the election of directors, and (c) the removal of directors.

The proposed amendments to the company’s Articles of Incorporation to eliminate these super-majority provisions are described below under Items 4, 5 and 6. Attachment B on page 61 also sets out the Articles of Incorporation, including these amendments.

You will have the opportunity to vote separately on each of these proposed amendments to the company’s Articles of Incorporation.

ITEM 4—ELIMINATE SUPER-MAJORITY VOTING REQUIREMENT IN THE ARTICLES OF INCORPORATION REGARDING AMENDING ARTICLE SEVENTH (FAIR PRICE PROTECTION)

Item 4 requests approval to eliminate the super-majority voting requirements in Article SEVENTH of the Articles of Incorporation by approving the changes set forth below:

Article SEVENTH. F.

“Notwithstanding any other provisions of the Articles or the By-Laws of the company (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, these Articles or the By-Laws of the company), the affirmative vote of the holders of not less than [~~eighty percent (80%)]~~ a majority of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article Seventh.”

Article SEVENTH provides that the company may not knowingly engage, directly or indirectly, in any stock repurchase in excess of the fair market value of shares from an interested shareholder (a holder of 5% or more of the company’s voting stock within two years of the repurchase) without the affirmative vote of at least a majority of the outstanding voting shares exclusive of those owned by the interested shareholder (with exceptions for self-tenders and board approved open market purchase programs). Section F of Article SEVENTH requires a super-majority vote (80% of the votes entitled to be cast by the holders of all then outstanding shares). The Board of Directors believes that Article SEVENTH is beneficial to shareholders and would not recommend eliminating the super-majority vote provision but for the fact that a shareholder proposal was submitted in 2009 (and again in 2010) to eliminate all of the super-majority voting provisions in the Articles of Incorporation. It is not possible, however, to determine from the 2009 voting results whether shareholders intended to eliminate this provision as well as the other super-majority provisions. Accordingly, you are being provided an opportunity to vote separately on this amendment.

The Board of Directors recommends a vote FOR ITEM 4, to eliminate the super-majority voting requirement in the Articles of Incorporation regarding amending Article SEVENTH (Fair Price Protection). The proxy committee will vote your proxy for this item unless you give instructions to the contrary in the proxy.

ITEM 5—ELIMINATE SUPER-MAJORITY VOTING REQUIREMENT IN THE ARTICLES OF INCORPORATION REGARDING AMENDING ARTICLE EIGHTH (DIRECTOR ELECTIONS)

Item 5 requests approval to eliminate the super-majority voting requirements regarding amendments to Article EIGHTH of the Articles of Incorporation by approving the changes set forth below:

Article EIGHTH. B.

“Notwithstanding any other provisions of the Articles or the By-Laws of the company (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, these Articles or the By-Laws of the company), the affirmative vote of not less than ~~[eighty percent (80%)]~~ a majority of the votes which all shareholders of the then outstanding shares of capital stock of the company would be entitled to cast in an annual election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article Eighth.

Article EIGHTH provides for processes and procedures related to the Board of Directors, including the process for determining the size of the board, the classification of directors, nominations for the election of directors, removal of directors, and filling vacancies on the board.

The Board of Directors recommends a vote FOR ITEM 5, to eliminate the super-majority voting requirement in the Articles of Incorporation regarding amending Article EIGHTH (Director Elections). The proxy committee will vote your proxy for this item unless you give instructions to the contrary in the proxy.

ITEM 6—ELIMINATE SUPER-MAJORITY VOTING REQUIREMENT IN ARTICLE EIGHTH OF THE ARTICLES OF INCORPORATION RELATING TO THE REMOVAL OF DIRECTORS

Item 6 requests approval to eliminate the super-majority voting requirements regarding the removal of directors by approving the changes set forth below:

Article EIGHTH. A. (4)

“Any director, any class of directors, or the entire Board of Directors may be removed from office by shareholder vote at any time, with or without assigning any cause, but only if shareholders entitled to cast at least [~~80%~~] a majority of the votes which all shareholders of the then outstanding shares of capital stock of the company would be entitled to cast at an annual election of directors or of such class of directors shall vote in favor of such removal.”

The additional language “of the then outstanding shares of capital stock of the company” is being added to conform the language of this section to that of other sections of the Articles. It is not intended to make a substantive change in the standard, which is a majority of the shares outstanding.

The Board of Directors recommends a vote FOR ITEM 6, to eliminate the super-majority voting requirement in the Articles of Incorporation relating to the removal of directors. The proxy committee will vote your proxy for this item unless you give instructions to the contrary in the proxy.

ITEM 7—SHAREHOLDER PROPOSAL

William Steiner, 112 Abbottsford Gate, Piermont, NY 10968, the beneficial owner of 6,500 shares of the company’s common stock, has notified Alcoa that he intends to have a representative present the following proposal at the annual meeting. The proposal as submitted, reads as follows:

7—Adopt Simple Majority Vote

RESOLVED, Shareholders request that our board take the steps necessary so that each shareholder voting requirement in our charter and bylaws, that calls for a greater than simple majority vote, be changed to a majority of the votes cast for and against the proposal in compliance with applicable laws.

Currently a 1%-minority can frustrate the will of our 79%-shareholder majority. Also our supermajority vote requirements can be almost impossible to obtain when one considers abstentions and broker non-votes. Supermajority requirements are arguably most often used to block initiatives supported by most shareowners but opposed by management.

This proposal topic won more than 74% support at our 2009 annual meeting and proposals often obtain higher votes on subsequent submissions. The Council of Institutional Investors www.cii.org recommends that management adopt shareholder proposals upon receiving their first majority vote. This proposal topic also won from 74% to 88% support at the following companies in 2009: Weyerhaeuser (WY), Alcoa (AA), Waste Management (WM), Goldman Sachs (GS), FirstEnergy (FE), McGraw-Hill (MHP) and Macy’s (M). The proponents of these proposals included Nick Rossi, William Steiner, James McRitchie and Ray T. Chevedden.

Our board even attempted (and failed) to prevent us from voting on this well-established proposal topic at our 2009 annual meeting.

The merits of this Simple Majority Vote proposal should also be considered in the context of the need for further improvements in our company’s corporate governance. For instance in 2009 the following governance issues were identified:

The Corporate Library (TCL) www.thecorporatelibrary.com, an independent investment research firm, rated our company “D” with “High Governance Risk,” “High Concern” in board composition and “High Concern” in executive pay with $13 million for Alain Belda.

Despite the significant decline in our company’s business in late 2008, the annual executive cash incentive appeared to have been paid out at more than 100% of target. Unfortunately our company did not disclose any of its return on capital (ROC) or earnings before interest, taxes, depreciation, and amortization (EBITDA) targets so it was impossible to know whether these were set at challenging levels. Source: The Corporate Library.

Former CEO Alain Belda remained as chairman of the board, a situation which has often backfired if the former executive is reluctant to fully relinquish the top managerial role. There were a number of directors not best known for their compensation restraint (Stanley O’Neal—former CEO of Merrill Lynch, Franklin Thomas—a director at Citigroup, Henry Schacht—former CEO of Lucent Technologies, and Patricia Russo—yet another former CEO of Lucent), as well as five long-tenured directors (including the chairman) as well as two flagged [problem] directors (Mr. Schacht and Ms. Russo).

We had no shareholder right to Cumulative Voting, Act by Written Consent, Call a Special Meeting or Elect Directors by a Majority Vote.

The above concerns show there is need for improvement. Please encourage our board to respond positively to this proposal: Adopt Simple Majority Vote—Yes on 7.

POSITION OF THE BOARD OF DIRECTORS

The Board of Directors recommends a vote “AGAINST” this proposal because it conflicts with the company’s proposals on the same subject. See Items 4, 5 and 6 discussed on pages 18 through 21.

Mr. Steiner submitted a proposal in 2009 substantially similar to the proposal he has submitted this year asking that the Board of Directors take the steps necessary to eliminate all of the super-majority voting provisions. The Articles of Incorporation contain the only super-majority voting provisions in our corporate governance documents. Under Pennsylvania law, amendments to those provisions of the Articles of Incorporation require shareholder approval. The first opportunity the Board of Directors has had to bring this matter to a vote of the shareholders is this annual shareholders’ meeting in 2010. Accordingly, the Board of Directors recommends a vote AGAINST Item 7 and FOR Items 4, 5 and 6, which propose that the Articles of Incorporation be amended to eliminate all of the super-majority voting provisions.

In 2009, this shareholder proposal received the approval of holders of less than 50% of the shares outstanding. Under Pennsylvania law, whenever the Articles of Incorporation require a specific percentage of votes to take an action, the provision of the articles setting forth that requirement may not be amended or repealed by any lesser percentage of votes. If this shareholder proposal receives the required level of approval under Pennsylvania law, which is 80% of the shares outstanding on the record date, it is the intent of the Board of Directors to implement this shareholder proposal by adopting the amendments described in Items 4, 5 and 6.

Accordingly, the Board of Directors recommends a vote AGAINST ITEM 7 because it conflicts with the company’s proposals on the same subject. The proxy committee will vote your proxy against this item unless you give instructions to the contrary in the proxy.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

About Alcoa

Alcoa is a leading vertically integrated global aluminum company and the only aluminum company headquartered in the United States that is engaged in all aspects of the aluminum business including mining, refining, smelting and producing fabricated products. The economic downturn has had a major negative impact on the aluminum industry with serious consequences for Alcoa. As a result of the destruction of demand in our end markets, an unprecedented decline in the price of aluminum and the global credit crisis, by early 2009 Alcoa faced a serious challenge to generate cash to sustain operations and complete significant capital investments. Alcoa’s leadership team quickly undertook a range of actions to raise cash and revamp the cost structure, called the Cash Sustainability Program. Decisive execution of the program resulted in a significant improvement to the company’s balance sheet and Alcoa completed the fourth quarter of 2009 cash flow positive.

Cash Sustainability Program

The performance of the Chief Executive Officer and the other named executives was evaluated on the basis of achieving the goals of the Cash Sustainability Program.

The Cash Sustainability Program had the operational and financial goals set forth in the chart below, which together improved our cost structure and balance sheet in 2009.

The company met or exceeded the Cash Sustainability Program financial goals for 2009 and exceeded all of the operational goals for 2009 performance. The 2009 operational goals were incorporated into the annual cash incentive compensation plan and the performance share plan to focus management’s attention on generating free cash flow in 2009. Achievement of these goals is illustrated in the charts which follow.

Our procurement goal was $1,500 million in cost savings in 2009. We achieved $1,998 million in procurement cost savings in 2009.

We surpassed our 2009 overhead savings target by achieving $412 million in savings.

We reduced capital expenditures by 53%, exceeding our 2009 goal.

Finally, we reduced working capital by $1.3 billion, surpassing our target of $800 million in 2009.

Analysis of compensation decisions by the Compensation and Benefits Committee in 2009

We focused on generating free cash flow in 2009 in response to the global credit crisis, the unprecedented decline in the price of aluminum and the world-wide economic recession that affected most of our key markets. Accordingly, 80% of our annual cash incentive opportunity was based on achieving free cash flow targets and 50% of the value of our equity awards was based on achieving free cash flow targets in 2009. Our 2009 annual incentive plan design also included a 20% weighting for nonfinancial factors of safety and diversity. Improving the safety of our workplaces has long been a goal of Alcoa and we rank among the leaders in industrial companies on safety statistics. As in the past, we have included a 10% weighting in our annual cash incentive plan for improving safety statistics to continue our progress in this important area. We also included a 10% weighting in the annual cash incentive plan for improving the representation of women and U.S. minorities in professional and managerial ranks. We believe that providing a cash incentive for achieving improvement in the representation of women and U.S. minorities will help to increase representation of those groups in our professional and managerial positions, which will contribute to the diversity of our company.

The Compensation and Benefits Committee established the free cash flow incentive compensation target for the company by increasing the projections for cash from operations based on the business plan for 2009 by the amount of the Cash Sustainability Program operational goals—procurement cost savings, overhead reductions, capital expenditure reductions and working capital improvements. These stretch goals for cash from operations were established to pay out at 100% of target, which is valued at the median of the market for comparable positions.

In addition, as part of the company’s response to the economic crisis in 2009, the committee froze executives’ salaries as part of a company-wide restriction on salary increases.

As in previous years, the Compensation and Benefits Committee considered individual and company performance, market data for similar positions and compensation history when they determined how much to pay executives. We target the median of the market for comparable positions based on market data provided by Towers Perrin (see page 32). We target the median to ensure that compensation opportunities and associated costs are reasonably aligned with competitive market rates. This supports our objective of attracting and retaining highly skilled executives. Actual compensation ranges above or below the median based on achievement of performance objectives and changes in the value of our stock. In 2009, our base salary levels were broadly in line with the market median. Our actual annual incentive compensation awards earned in 2009 exceeded the target awards (which were based on the market median) and the grant value of long-term equity awards in 2009 was below market median. Total actual compensation for the named executive officers in 2009 exceeded target due primarily to exceptional performance against the free cash flow targets for performance based compensation based on our Cash Sustainability Program. The resulting level of actual compensation exceeded the peer median target compensation as indicated by the most recently available market data, but it is not yet possible to determine whether actual compensation was above or below actual competitive compensation paid by peers for the 2009 performance period. Both the annual cash incentive plan and the performance share plan supported the company’s efforts to manage cash wisely during this period of economic uncertainty. We significantly exceeded our free cash flow performance targets, ending the year in a substantially better financial position than at the beginning of 2009.

A detailed analysis of the results of the incentive compensation plans begins on page 28.

Before the committee establishes compensation for senior executives, they also review tally sheets showing a three-year history of cash compensation, the estimated value of equity awards at their grant date and the realized value from equity awards. As part of this review, the committee considers the potential value of outstanding equity awards over a range of stock prices and the value of retirement benefits. This review indicated that a number of previous equity grants will not likely deliver the value we initially expected and over 14 million previously granted stock options expired in 2010 without value. Although our stock incentive plan provides for the possibility of requesting shareholder approval to replace options, the company did not take any such action in 2009.

The Compensation and Benefits Committee reviewed the performance incentive plan design for 2009 and determined that the plan design would not encourage executives to take excessive risk.

Named Executive Officers

The named executive officers include our chief executive officer, our chief financial officer, the three other most highly compensated executive officers who were serving as an executive officer at December 31, 2009 and the chairman of our board, who served as an executive officer of the company until August 1, 2009:

•	Alain J. P. Belda, Chairman of the Board

•	Klaus Kleinfeld, President and Chief Executive Officer

•	Charles D. McLane, Jr., Executive Vice President and Chief Financial Officer

•	William F. Christopher, Executive Vice President and Group President, Engineered Products and Solutions

•	J. Michael Schell, Executive Vice President—Business Development

•	Helmut Wieser, Executive Vice President and Group President, Global Rolled Products

Annual Cash Incentive Compensation

The annual cash incentive awards were calculated by measuring performance against targets established at the beginning of the year for free cash flow, safety and diversity. To focus on cash in 2009, 80% of annual cash incentive compensation was based on achieving the free cash flow targets. Messrs. Belda and Kleinfeld had a cash incentive target of 150% of their salaries and Messrs. McLane, Christopher, Schell and Wieser had a cash incentive target of 100% of their salaries. The formula calculation of the annual cash incentive award may be more or less than the target amount depending on performance against the pre-established goals. In 2009, the earned award at the corporate level was 178.8% of the target award, based largely on exceeding the free cash flow targets.

Messrs. Belda, Kleinfeld, McLane and Schell’s awards are based on the corporate plan. Mr. Christopher’s award is based 50% on the corporate plan and 50% on the Engineered Products and Solutions plan. Mr. Wieser’s award is based 50% on the corporate plan and 50% on the Global Rolled Products plan.

Under the 2009 annual incentive compensation design, 80% weighting was given to generating free cash flow, which is defined as cash from operations less capital expenditures, and 20% weighting was given to nonfinancial factors. Of the 20% weighting for nonfinancial factors, 10% was applied to safety—reducing the total recordable incident rate and 10% was applied to diversity—increasing the representation of women and U.S. minorities in professional and managerial positions. There was an opportunity to earn an additional 5% if free cash flow was positive in any quarter. The corporate plan target for free cash flow was ($1,283) million and the result was $322 million, earning a 160% payout. The result for free cash flow was calculated on an after-tax basis and currency rates and the price of aluminum, which is traded as a commodity on the London Metal Exchange (LME), were kept constant at the LME price and currency assumptions used when the target was established. In addition, the actual result for free cash flow was reduced by the amount of capital expenditures that were deferred in 2009, amounting to $158 million. Free cash flow was positive in the fourth quarter, which resulted in an additional 5% payout under the plan design. The safety goal of a 1.360 total recordable incident rate was exceeded by achieving a lower total recordable incident rate of 1.277, resulting in a 14.2% payout, however the Compensation and Benefits Committee reduced the payout for this factor to 7.1% due to the existence of fatalities during the year. The diversity targets ranged from 13.9% to 23.3% representation of women and U.S. minorities in various job grades and the results ranged from 13.3% to 22.8%, resulting in a payout of 6.8%, as compared with a target for diversity of 10%. The total calculated amount for the corporate annual incentive compensation plan was 178.8%.

Mr. Christopher received 50% of his annual incentive compensation based on the results of the Engineered Products and Solutions group performance. The plan design for the Engineered Products and Solutions group is identical to the plan design for the corporate plan except that instead of weighting safety at 10%, this group weighted safety at 5% and added another nonfinancial metric for the remaining 5%, which was execution of the group’s restructuring plan. Also, the Engineered Products and Solutions group plan did not have deferred capital expenditures reducing the results and LME and currency were not held constant because those factors are not material to the results of this group. The free cash flow target was $584 million and the results were $720 million, resulting in a 129.6% payout. The safety total recordable incident rate target was 1.29 and the result was 1.15 resulting in an 8.7% payout. The restructuring execution target of $55 million was exceeded by a result of $63 million, resulting in a 10% payout, and the diversity goals of 11.8% to 20.4% representation of women and U.S. minorities in professional and managerial positions was partially achieved with results ranging from 11.7% to 20.2%, resulting in a payout of 6.7% out of a target of 10%. The total calculated award for this group was 160% of target.

Mr. Wieser received 50% of his annual incentive compensation based on the results of the Global Rolled Products group performance. The plan design for the Global Rolled Products group is identical to the plan design for the corporate plan except that the Global Rolled Products group plan did not have deferred capital expenditures reducing the results and LME and currency were not held constant because those factors are not material to the results of this group. The free cash flow target was $375 million and the results were $586 million, resulting in a maximum 160% payout. The safety total recordable incident rate target was 1.16 and the result was 1.28 resulting in a 5% payout, however the Compensation and Benefits Committee exercised its discretion to reduce this component to 2.5% due to the existence of two fatalities in plants within this group. The diversity goals of 12.5% to 24.3% representation of women and U.S. minorities in professional and managerial positions resulted in representation ranging from 12.4% to 24.1%, for a payout of 11%, above the 10% target. The total calculated award for this group was 178.5% of target.

After the formula award is calculated, the Compensation and Benefits Committee exercises discretion to adjust the award up or down to reflect individual performance from a range of no award to 150% of the calculated amount. Upward adjustments were made to the incentive awards for Messrs. Christopher and McLane in recognition of their contributions to the success of the Cash Sustainability Program. Messrs. Kleinfeld, Belda and Wieser’s awards were not adjusted, but Mr. Belda’s award was pro-rated for the time he was an executive officer of the company. A downward adjustment was made to Mr. Schell’s award in light of a change in his responsibilities in 2009. The amount of the incentive compensation awards for each named executive officer is shown in column (g) of the Summary Compensation Table, page 33.

EQUITY AWARDS

The named executive officers receive a significant part of their total compensation value through equity awards because the individuals in these top policy making positions in the company are most able to affect the long-term performance of the company and the interests of the shareholders. Equity awards are intended to encourage executives:

•	to take actions that benefit the long-term performance of the company,

•	to further align their interests with the shareholders, and

•	to remain with the company.

Half of this value is provided in the form of performance based equity awards which only have value if performance goals are achieved. The other half of this value is provided in the form of time-vested equity awards.

Performance based equity awards

The financial goals for the incentive compensation plan described above were applied to the performance equity awards to provide a consistent focus on the Cash Sustainability Program during a period when that focus was deemed to be critical to the company. Free cash flow for performance share awards was calculated as described in the corporate annual cash incentive plan on page 28. The target for 100% of the performance shares awarded was ($1,283) million. The actual result of $322 million exceeded the target and paid out at the maximum formula under the plan of 150% of the target amount.

Under the 2009 performance share plan design, the Compensation and Benefits Committee had discretion to increase the award above 150% of the target amount, up to a maximum payout of 200%, but they chose not to exercise this discretion because the company was not profitable in 2009.

Equity choice program

The equity choice plan permits employees to choose whether to receive equity awards in the form of restricted share units or stock options, at a ratio of four stock options to one restricted share unit. In 2009, all of the named executive officers except Mr. Schell elected to receive their equity awards in the form of stock options. In 2009, stock options vest ratably over a three-year period and have a six-year life while restricted share units vest at the end of three years.

Stock option timing and pricing

The company grants stock options to named executive officers at a fixed time every year—generally the date of the board and committee meetings in January. The timing of the board and committee meetings in January is such that the meetings occur after we release earnings for the year and the performance of the company for the year is publicly disclosed. The exercise price of our stock options is the closing price of our stock on the date of the grant, as reported on the New York Stock Exchange.

Dividend policy

Dividend equivalents have not been paid on stock options granted after January 1, 2003. Dividend equivalents on restricted share units granted in 2009 were paid at the same rate as dividends paid on the common stock of the company and were paid in cash approximately at the time that dividends were paid to shareholders. Beginning with awards granted after January 1, 2010, dividend equivalents will not be paid currently on any restricted share units (including performance share units), but will be accrued and paid only if the award vests.

OTHER COMPENSATION AND TAX MATTERS

Company policy for compensation recovery

The 2004 Alcoa Stock Incentive Plan, under which the 2009 equity awards were granted, contains a provision that permits cancellation or suspension of equity awards if a recipient takes any action in the judgment of the Committee that is not in the best interests of the company. Cash incentive compensation may be recovered by the company if misconduct by an executive officer contributed to the company’s having to restate all or a portion of its financial statements. See page 54 for the full text of the policy. In addition, the 2009 Alcoa Stock Incentive Plan and the Incentive Compensation Plan both contain provisions permitting recovery of performance based compensation.

Company stock ownership policy

The Chairman and the CEO each is required to own 160,000 shares of Alcoa common stock and each of the other named executive officers is required to own 50,000 shares. Amounts invested in the Alcoa stock fund of the Alcoa Savings Plan, as well as share equivalent units in the company’s Deferred Compensation Plan, stock awards and earned performance share awards, are counted as ownership in assessing compliance with the guidelines. Unexercised stock options and unearned performance share awards are not counted toward the guidelines. See the Stock Ownership of Directors and Executive Officers table on page 48.

Benefits

The named executive officers participate in the same benefit plans as our salaried employees. Limited additional benefits paid to the named executive officers are explained in the notes to the Summary Compensation Table on page 34, see “Column (i) All Other Compensation.” We provide benefits to executives and other employees to provide a competitive compensation package.

Retirement plans

Retirement plans for executives generally pay the same formula amount as retirement plans for salaried employees. Exceptions are described in the notes to the Pension Plan table on page 40. We provide retirement plans to executives and employees to provide a competitive compensation package.

Change in Control and Severance Agreements

We have individual severance agreements with the named executive officers (except Mr. Belda) which are triggered if any of them is involuntarily terminated other than in a change in control. We provide a standard form of executive severance agreement to executives in certain key positions to provide flexibility in the timing of making leadership changes and to provide for a two-year non-compete restriction on future employment. We also have a change in control plan that covers the named executive officers, which applies only in the event of a change in control. We provide change in control severance benefits to retain key executives during the period a transaction is being negotiated or a hostile takeover is being attempted and to ensure the impartiality of key negotiators for the company. For a discussion of the Change in Control Severance Plan and the Executive Severance Agreements and the triggers for payments under the plan and the agreements, please see page 42 “Potential Payments upon Termination or Change in Control.”

Income Tax Matters

For U.S. federal income tax purposes, Alcoa cannot take a tax deduction for some compensation paid in excess of $1 million, referred to as the “162(m) limitation.” Our annual incentive compensation awards are included in the 162(m) limitation on deductible compensation because the Committee has chosen to keep flexibility to use judgment to adjust awards (up or down) based on evaluations of individual performance and contribution. Stock option exercise income generally is not included in the 162(m) limitation, but the value of restricted stock units is included at vesting.

Compensation Consultants

The Compensation and Benefits Committee retains its own consultant, Frederic W. Cook & Co., to analyze market data and to provide general compensation advice to the committee, particularly on Chairman and CEO compensation. These consultants do not provide any services to the company other than the services provided directly to the committee. We use comparative compensation data from Towers Perrin to help evaluate whether our compensation programs are competitive with the market. The comparative compensation data are not customized based on parameters developed by Towers Perrin. Towers Perrin does not provide any executive compensation advice to the Compensation and Benefits committee.

Peer group for compensation comparison purposes

For 2009 compensation purposes, we used a peer group of companies in the Towers Perrin data base which includes companies for which Towers Perrin has compensation data and which have revenues of $15 billion or more. We used this peer group because we believe it provides a broad data base of the market. A list of the names of these companies is found on page 69, Attachment C. This peer group was approved by the Compensation and Benefits Committee in 2008 for 2009 compensation decisions. In late 2009, the Compensation and Benefits Committee reviewed the peer group for 2010 compensation decisions and determined that the group should be modified to exclude companies with revenues of $75 billion or more to better reflect comparably sized companies and to eliminate financial services companies because we do not compete with financial services companies for executive talent.

COMPENSATION COMMITTEE REPORT

The Compensation and Benefits Committee (the “Committee”) has

1.	reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management; and

2.	based on the review and discussions referred to in paragraph (1) above, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the company’s proxy statement relating to the 2010 annual meeting of shareholders.

The Compensation and Benefits Committee

Joseph T. Gorman, Chairman

Kathryn S. Fuller

Patricia F. Russo

Franklin A. Thomas

SUMMARY COMPENSATION TABLE FOR 2009

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Non - Qualified Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Alain J. P. Belda Chairman of the Board	2009	$921,250	$0	$0	$4,908,600	$2,237,236	$1,891,292	$278,890	$10,237,268
	2008	$1,457,500	$0	$9,139,374	$1,020,344	$2,062,000	$949,817	$616,333	$15,245,368
	2007	$1,457,500	$1,000,000	$6,978,791	$13,558,027	$2,000,000	$1,420,557	$652,103	$27,066,978

Klaus Kleinfeld President and Chief Executive Officer	2009	$1,400,000	$0	$0	$5,832,000	$3,754,800	$682,887	$227,466	$11,897,153
	2008	$1,400,000	$0	$3,021,377	$2,564,000	$1,884,000	$690,265	$836,522	$10,396,164
	2007	$546,125	$7,000,000	$1,674,994	$675,002	$0	$132,891	$1,523,863	$11,552,875

Charles D. McLane, Jr. Executive Vice President and Chief Financial Officer	2009	$600,000	$0	$0	$1,331,640	$1,300,000	$1,263,511	$11,991	$4,507,142
	2008	$611,538	$0	$1,925,589	$0	$577,000	$1,064,544	$40,210	$4,218,881
	2007	$535,096	$0	$1,933,010	$0	$500,000	$852,017	$120,733	$3,940,856

William F. Christopher Executive Vice President and Group President, Engineered Products and Solutions	2009	$600,000	$0	$0	$1,331,640	$1,250,000	$908,078	$9,441	$4,099,159
	2008	$611,538	$0	$1,808,384	$0	$675,000	$770,464	$37,431	$3,902,817
	2007	$591,154	$0	$2,714,430	$1,322,463	$625,000	$801,022	$37,179	$6,091,248

J. Michael Schell Executive Vice President— Business Development	2009	$600,000	$0	$1,141,210	$0	$675,000	$0	$1,045,000	$3,461,210
	2008	$388,636	$1,600,000	$2,500,004	$0	$0	$0	$1,034,977	$5,523,617

Helmut Wieser Executive Vice President and Group President, Global Rolled Products	2009	$630,000	$0	$0	$1,198,476	$1,125,000	$188,127	$69,207	$3,210,810
	2008	$630,000	$0	$1,948,794	$0	$490,000	$121,533	$116,606	$3,306,933
	2007	$600,000	$0	$2,308,600	$265,760	$625,000	$245,831	$841,409	$4,886,600

Summary Compensation Table Notes

Column (a)—Named Executive Officers

The named executive officers include the chief executive officer, the chief financial officer, and the three other most highly compensated executive officers who were serving as executive officers at December 31, 2009. Mr. Belda is also included because he served as an executive officer until August 1, 2009 and would otherwise qualify as a named executive officer. For purposes of determining the most highly compensated executive officers, the amounts shown in column (h) were excluded.

Column (c)—Salaries

The salary column includes annual salary and for Mr. Belda, a lump sum payment for unused accrued vacation upon his retirement, plus $32,083 in director fees for service as a non-executive director after August 1, 2009.

Column (d)—Bonus

There were no discretionary bonuses paid to the named executive officers in 2009.

Columns (e) and (f)—Stock Awards and Stock Options

The value of stock awards in column (e) and stock options in column (f) equals the fair value at date of grant. The value is calculated in accordance with Financial Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation. Performance stock awards and performance options granted in January 2009 are shown at 100% of target. Amounts reflected in columns (e) and (f) of the Summary Compensation Table include both time vested and performance vested awards. The value of the performance awards on the date of grant was as follows:

Name	Grant Date Value of Performance Award
	At Target	At Maximum
Alain J. P. Belda	$2,454,300	$4,557,625
Klaus Kleinfeld	$2,916,000	$5,415,000
Charles D. McLane, Jr.	$665,820	$1,236,425
William F. Christopher	$665,820	$1,236,425
J. Michael Schell	$570,605	$1,141,210
Helmut Wieser	$599,238	$1,112,783

The 2008 and 2007 stock option award amounts were restated from previous proxy disclosures to reflect changes in the SEC rules. The assumptions underlying the valuation of stock options are set forth in the table below:

	January 2009 Grants	2008 Grants	2007 Original Grants	2007 Reload Grants	2007 Kleinfeld Grant
Weighted average fair value per option	$2.43	$6.41	$6.04	$5.56	$7.56
Average risk-free interest rate	0.3-2.65%	3.01-3.66%	4.75-5.16%	4.94-5.11%	4.03-4.59%
Expected dividend yield	8.20%	2.10%	2.20%	2.20%	2.10%
Expected volatility	70%-38%	31-34%	22-29%	22-24%	22-29%
Expected exercise behavior	43%	39%	35%	26%	35%
Expected life (years)	4.44	4.0	3.8	1.5	3.9

A restricted share unit is valued at the market price of a share of stock on the date of grant as determined by the closing price of the common stock.

Column (g)—Non-Equity Incentive Plan Compensation

Reflects cash payments made under the annual Incentive Compensation Plan for 2009 performance.

Column (h)—Change in Pension Value and Non-Qualified Deferred Compensation Earnings

The amount shown in column (h) reflects the aggregate change in the actuarial present value of each named executive officer’s accumulated benefit under all defined benefit and actuarial plans, including supplemental plans, from December 31, 2008 to December 31, 2009. Earnings on deferred compensation are not reflected in this column because the return on earnings is calculated in the same manner and at the same rate as earnings on externally managed investments of salaried employees participating in the tax-qualified 401(k) plan and dividends on company stock are paid at the same rate as dividends paid to shareholders.

Column (i)—All Other Compensation

Company Contributions to Savings Plans. The named executive officers participate in the Alcoa Savings Plan and the Deferred Compensation Plan for U.S. salaried employees. Under our 401(k) tax-qualified retirement savings plan, participating employees may contribute up to 6% of base pay on a pre-tax basis and up to 4% on an after-tax basis. Alcoa normally matches up to 6% of pre-tax contributions; however, the company suspended the matching contributions on April 1, 2009. If a named executive officer’s contributions to the savings plan exceed the limit on contributions imposed by the tax code, the amount over the limit “spills over” into the non-qualified Deferred Compensation Plan. In 2009, total company contributions were: Mr. Belda $21,450, Mr. Kleinfeld $28,350, Mr. McLane $9,000, Mr. Christopher $9,000, Mr. Wieser $9,450 and Mr. Schell $1,045,000. For U.S. salaried employees hired after March 1, 2006, including Messrs. Kleinfeld and Schell, the company contributes an amount equal to 3% of salary and annual incentive eligible for contribution to the Alcoa Savings Plan as a pension contribution (ERIC contributions). In 2009 the company contributed $7,350 to Mr. Kleinfeld’s and Mr. Schell’s account under this pension feature, which is included in the total amount stated above for both of them. In addition, Mr. Schell received an ERIC contribution to his Deferred Compensation Plan account in the amount of $28,650, a matching contribution to his Alcoa Savings Plan account of $9,000 and a $1,000,000 contribution to his Deferred Compensation Plan account under the terms of his employment agreement, all of which amounts are included in the total amount.

Term life insurance and tax reimbursement to defray estate taxes. We provide additional term life insurance to Messrs. Belda and Wieser to offset their estimated U.S. estate taxes resulting from their decision to accept positions in the United States and move from their home countries. In 2009, the company paid premiums for this insurance in the amount of $129,649 for Mr. Belda and $20,735 for Mr. Wieser. In 2009, the company also reimbursed Mr. Belda $74,362, and Mr. Wieser $18,987 for their additional U.S. income taxes resulting from this benefit. The Compensation and Benefits Committee has determined to eliminate these tax gross-ups beginning January 1, 2010.

Split dollar life insurance and other company paid insurance. We provide split dollar life insurance through a legacy plan to Messrs. Belda, McLane and Christopher. The foregone interest on the company’s portion of 2009 premiums for split dollar life insurance under policies provided prior to enactment of the Sarbanes-Oxley Act of 2002 is: Mr. Belda $25,599, Mr. McLane $505 and Mr. Christopher $441. Mr. McLane has other company paid insurance for which the company paid $2,487 in 2009.

Company aircraft and car service. The Board of Directors determined that as a matter of security Messrs. Belda and Kleinfeld should use company aircraft for business and personal travel requiring air travel, whenever practicable. Exceptions to this policy are limited to circumstances in which the increased security risk is considered minimal. In 2009, the incremental cost of Mr. Belda’s personal use of company aircraft was valued at $25,691 and Mr. Kleinfeld’s personal use was valued at $7,781. The incremental cost of the use of the company aircraft is calculated based on the variable costs to the company, including fuel costs, mileage, trip related maintenance, universal weather monitoring costs, on-board catering, landing and ramp fees and other miscellaneous variable costs. Fixed costs which do not change based on usage, such as pilot salaries, the lease costs of the company aircraft and the cost of maintenance not related to trips are excluded. In 2009, Mr. Kleinfeld had personal use of a company car and driver valued at $79,543.

Relocation benefits and tax reimbursement. Mr. Kleinfeld received relocation assistance in 2009 in the amount of $100,352 related to his relocation to New York. He was reimbursed $116 for additional income taxes resulting from this assistance under the terms of a relocation policy applicable to expatriate employees. Mr. Wieser received $1,650 for tax preparation fees related to his prior expatriate assignment in NY. He was reimbursed $1,191 for additional income taxes resulting from this benefit under the terms of a plan applicable to expatriate employees.

Tax reimbursements. In 2009 the company had a policy of reimbursing an employee for the extra income expense when travel by a spouse is required by and paid for by the company. Mr. Kleinfeld was reimbursed $8,288, Mr. Belda was reimbursed $2130, and Mr. Wieser was reimbursed $7,138 for this purpose in 2009. The Compensation and Benefits Committee has determined to eliminate these tax reimbursements beginning January 1, 2010.

Grants of Plan-Based Awards for 2009

Name	2009 Grant Dates	Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]					All Other Stock Awards: Number of Shares of Stock or Units[3] (#)	All Other Option Awards: Number of Securities Underlying Options[4] (#)	Exercise or Base Price of Option Awards ($/sh)	2009 Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum[8] ($)	Threshold (#)	Target (#)		Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)		(i)	(j)	(k)	(l)
Alain J. P. Belda[9]		$625,625	$1,251,251	$3,753,753
	01/23				0	1,010,000	[6]	1,010,000	[6]		1,010,000	$8.33	4,908,600
								252,500	[7]
											Total		$4,908,600

Klaus Kleinfeld		$1,050,000	$2,100,000	$6,300,000
	01/23				0	1,200,000	[6]	1,200,000	[6]		1,200,000	$8.33	5,832,000
								300,000	[7]
											Total		$5,832,000

Charles D. McLane, Jr.		$300,000	$600,000	$1,800,000
	01/23				0	274,000	[6]	274,000	[6]		274,000	$8.33	1,331,640
								68,500	[7]
											Total		$1,331,640

William F. Christopher		$300,000	$600,000	$1,800,000
	01/23				0	274,000	[6]	274,000	[6]		274,000	$8.33	1,331,640
								68,500	[7]
											Total		$1,331,640

J. Michael Schell		$300,000	$600,000	$1,800,000
	01/23				0	68,500	[5]	137,000	[5]	68,500			1,141,210
											Total		$1,141,210

Helmut Wieser		$315,000	$630,000	$1,890,000
	01/23				0	246,600	[6]	246,600	[6]		246,600	$8.33	1,198,476
								61,650	[7]
											Total		$1,198,476

[1]	2009 cash incentive awards made under the Incentive Compensation Plan, see CD&A, page 28.
[2]	Performance equity awards in the form of restricted share units or stock options, granted under the 2004 Alcoa Stock Incentive Plan. See CD&A, page 30.
[3]	Time vested restricted share units granted under the 2004 Alcoa Stock Incentive Plan, which vest 3 years after the grant date.
[4]	Time vested stock options granted under the 2004 Alcoa Stock Incentive Plan, which vest ratably over a 3-year period and terminate in 6 years.
[5]	Performance awards in the form of restricted share units.
[6]	Performance awards in the form of stock options.
[7]

If performance awards in the form of stock options are earned above the target amount, the excess above target is paid in the form of restricted share units that vest 3 years from the grant date of the options to which they relate.

[8]

The maximum award under the plan formula is 200% of target. However, the Compensation and Benefits Committee has retained discretion to reduce the calculated award to 0 or increase the calculated award by up to 150% of the calculated amount. The maximum amount of the award shown in this column is 150% of 200% to show the maximum discretionary amount that could possibly be awarded.

[9]	Under Mr. Belda’s retirement agreement, he was entitled to a prorated incentive compensation award through August 1, 2009.

Grants of Plan Based Awards

The Grants of Plan Based Awards table sets forth the 2009 cash incentive and equity incentive opportunity for the named executive officers.

Time-vested equity awards

Time-vested equity awards are granted either in the form of restricted share units or stock options depending on the employee’s choice under the Equity Choice Program described below. Restricted share units vest three years from the date of the grant and are paid in common stock. Restricted share units are forfeited if an individual voluntarily leaves the company before the awards vest, except for retirement, death, change in control or in certain circumstances involving the divestiture of a business.

Stock options granted in 2009 vest ratably over a three-year period and expire in six years.

Performance equity awards

Performance equity awards are granted either in the form of restricted share units or stock options, depending on the employee’s choice under the Equity Choice Program described below. Performance targets are determined after one year. The 2009 targets are discussed in the CD&A on page 30. In January 2010, the Committee determined that the company’s 2009 free cash flow performance resulted in an earned award of 150% of the target award amount. In the case of stock options, performance above the target amount is paid in the form of restricted share units that vest 3 years from the date of the original grant of stock options.

Equity Choice Program

Under the Equity Choice Program, employees choose the form of the award—stock options or restricted share units—prior to the year of the grant on a ratio for 2009 grants of one restricted share unit to four stock options for both time-vested and performance based awards.

Mr. Belda

On January 23, 2009, Mr. Belda received an annual grant of 1,010,000 time-vested stock options and an annual grant of performance stock options with a target amount of 1,010,000 options. The earned amount of the performance award was 1,010,000 stock options plus 126,250 restricted share units.

Mr. Kleinfeld

On January 23, 2009, Mr. Kleinfeld received an annual grant of 1,200,000 time-vested stock options and an annual grant of performance stock options with a target amount of 1,200,000 options. The earned amount of the performance award was 1,200,000 stock options plus 150,000 restricted share units.

Mr. McLane

On January 23, 2009, Mr. McLane received an annual grant of 274,000 time-vested stock options and an annual grant of performance stock options with a target amount of 274,000 options. The earned amount of the performance award was 274,000 stock options plus 34,250 restricted share units.

Mr. Christopher

On January 23, 2009, Mr. Christopher received an annual grant of 274,000 time-vested stock options and an annual grant of performance stock options with a target amount of 274,000 options. The earned amount of the performance award was 274,000 stock options plus 34,250 restricted share units.

Mr. Schell

On January 23, 2009, Mr. Schell received an annual grant of 68,500 time-vested restricted share units and an annual grant of performance shares with a target amount of 68,500 restricted share units. The earned amount of the performance award was 102,750 restricted units.

Mr. Wieser

On January 23, 2009, Mr. Wieser received an annual grant of 246,600 time-vested stock options and an annual grant of performance stock options with a target amount of 246,600 options. The earned amount of the performance award was 246,600 stock options plus 30,825 restricted share units.

Outstanding Equity Awards at Fiscal Year-End for 2009

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (Exercisable) (#)		Number of Securities Underlying Unexercised Options (Unexercisable) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)		(i)	(j)
Alain J. P. Belda Stock Awards[1] Performance Options[2]
							375,276	$6,049,449	*	126,250	$2,035,150	*
	23,344		—	—	$0.13	see note 2
	—		—	1,010,000	8.33	2015/01/23
	327,464		—	—	28.93	2012/01/12
Original Options[3]	—		1,010,000	—	8.33	2015/01/23
	400,000		—	—	22.56	2013/01/10
	350,940		—	—	29.54	2011/01/13
	434,900	[5]	—	—	35.66	2010/01/15
Reload Options[4]	155,556		—	—	36.30	2013/01/10
	568,086		—	—	46.45	2012/01/11
	375,723		—	—	46.45	2011/01/12
	159,180		—	—	43.15	2011/01/12
	634,222	[5]	—	—	46.17	2010/01/14

Klaus Kleinfeld
Stock Awards¹							120,942	$1,949,585	*	150,000	$2,418,000	*
Performance Options	—		—	1,200,000	8.33	2015/01/23
	59,524		29,762		39.15	2013/10/01
Original Options[3]			1,200,000		8.33	2015/01/23

Charles D. McLane, Jr.
Stock Awards[1]							95,741	$1,543,345	*	34,250	$552,110	*
Performance Options	—		—	274,000	8.33	2015/01/23
Original Options[3]	—		274,000	—	8.33	2015/01/23
	15,000	[6]	—	—	36.04	2012/01/11
	29,300		—	—	29.54	2011/01/13
	13,700	[6]	—	—	31.47	2011/01/12
	26,800	[5]	—	—	35.66	2010/01/15

William F. Christopher
Stock Awards[1]							117,148	$1,888,426	*	34,250	$552,110
Performance Options	—		—	274,000	8.33	2015/01/23
Original Options[3]	—		274,000	—	8.33	2015/01/23
	101,533		—	—	22.56	2013/01/10
	91,400		—	—	29.54	2011/01/13
Reload Options[4]	8,484		—	—	46.77	2011/11/09
	56,706		—	—	46.77	2011/01/12
	67,172	[5]	—	—	46.40	2010/01/14

J. Michael Schell
Stock Awards[1]							132,537	$2,136,496	*	102,750	$1,656,330	*

Helmut Wieser Stock Awards[1] Performan4ce Options
							105,315	$1,697,678	*	30,825	$496,899	*
	—		—	246,600	8.33	2015/01/23
	29,334		14,666	—	30.30	2013/01/18
Original Options[3]	—		246,600	—	8.33	2015/01/23
	65,540		—	—	28.93	2012/01/12
	51,800				36.04	2012/01/11
	61,700				29.54	2011/01/13
	14,386				31.47	2011/01/12
	37,000	[5]			35.66	2010/01/15
Reload Options[4]	2,000		—	—	34.85	2011/01/12

*	The closing price of the company’s common stock on December 31, 2009 was $16.12

[1]

Stock awards include performance share awards at the target amount and time based share awards. In December 2009, the projected payout for performance equity awards granted in January 2009 was 150%. Any payout above 100% is made in the form of restricted share units and these amounts are reflected in columns (i) and (j) at the 150% payout level. All stock awards are in the form of restricted share units that vest three years from the date of grant and are paid in common stock when they vest.

2.

Mr. Belda holds earned performance options granted in 1992 and 1993 that expire five years after retirement (expiration date on these grants is 2014/08/14). They were originally granted at $1.00, and subsequent stock splits have reduced the grant price.

3.

Original options include stock options granted at the regular annual grant date when the Compensation and Benefits Committee meets in January. Options granted since 2004 vest in three years (1/3 each year), have a term of six years and do not have a reload feature. Options granted in 2003 vest in three years (1/3 each year), have a term of ten years and had a reload feature that allowed one reload in 2004 for the 1/3 of the options that vested in that year. Options granted in 2002 and prior years vest in one year, have a term of ten years and have one reload over the term of the option (with the exception of options granted under the Reynolds Plans).

4.

Reload options are options that were granted pursuant to a reload feature on an original option grant. Under the reload feature, when an individual exercises an option and reloads it, he receives stock equal to the difference between the price of the common stock on the date of exercise of the original option and the price of the common stock on the date of the grant of the option, less shares withheld to pay taxes. One half of these after tax “profit shares” must be held for five years or until the individual’s employment with Alcoa terminates. The individual then receives a reload option equal to the after tax profit shares. The reload option has an exercise price equal to the market value of the stock on the date the original option was exercised and has the same expiration date as the underlying original option. The reload feature was designed to promote early exercise of options and retention of Alcoa shares.

5.	This table shows equity grants outstanding as of December 31, 2009. These grants expired in January 2010 without value.
6.	These options have a right to reload.

Option Exercises and Stock Vested for 2009

This table sets forth the actual value received by the named executive officers upon exercise of stock options or vesting of stock awards in 2009.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Alain J. P. Belda	—	—	107,488	$1,081,329
Charles D. McLane, Jr.	—	—	13,385	$134,653
William F. Christopher	—	—	85,106	$843,531
Helmut Wieser	—	—	60,256	$589,725

Pension Benefits for 2009

Name	Plan Name(s)	Years of Credited Service¹	Present Value of Accumulated Benefits	Payments During Last Fiscal Year
Alain J. P. Belda	Alcoa Retirement Plan	40.583	$1,421,821
	Supplemental Pension Plan for Senior Executives		$20,486,510

	Total		$21,908,331	$71,097

Klaus Kleinfeld	Individual Agreement	2.25	$1,373,152	N/A

Charles D. McLane, Jr.	Alcoa Retirement Plan	37.04	$1,392,551
	Supplemental Pension Plan for Senior Executives*		$4,288,041

	Total		$5,680,592	N/A

William F. Christopher	Alcoa Retirement Plan	34.75	$1,344,247
	Supplemental Pension Plan for Senior Executives		$5,789,777

	Total		$7,134,024	N/A

Helmut Wieser	Alcoa Retirement Plan	9.25	$0
	Pension arranged through insurance contract		$703,168
	Excess Benefits Plan C		$555,491

	Total		$1,258,659	N/A

*	A portion of Mr. McLane’s benefit will be paid from the Reynolds Restoration Plan.

Qualified Defined Benefit Plan

In 2009, Messrs. Belda, McLane, Christopher and Wieser participated in the Alcoa Retirement Plan. The Alcoa Retirement Plan is a funded, tax-qualified, non-contributory defined benefit pension plan that covers a majority of U.S. salaried employees. Benefits under the plan are based upon years of service and final average earnings. Final average earnings include salary plus 100% of annual cash incentive, and are calculated using the average of the highest five of the last ten years of earnings. The Alcoa Retirement Plan reflects limits imposed by the tax code. The limit for 2009 compensation was $245,000. The base benefit payable at age 65 is 1.1% of final average earnings up to the social security covered compensation limit plus 1.475% of final average earnings above the social security covered compensation limit, times years of service. Benefits are payable as a single life annuity, a reduced 50% joint and survivor annuity, or a reduced 75% joint and survivor annuity upon retirement. At December 31, 2009, Messrs. McLane and Christopher were eligible to retire with an unreduced normal retirement benefit under the applicable rules of the Alcoa Retirement Plan because they have at least 30 years of service. Mr. Belda retired effective August 1, 2009.

Non-qualified Defined Benefit Plan

Messrs. Belda, McLane, and Christopher participate in the Supplemental Pension Plan for Senior Executives. This plan is a non-qualified plan which provides for benefits that exceed the limits on compensation imposed by the tax code. In addition, this plan, upon qualified retirement, provides executives who retire with 30 or more years of service a total pension benefit prior to age 62 that is equal to 1.475% of average final compensation (salary plus 100% of annual cash incentive) per year of service. This payment will be reduced by 1% for each year by which retirement precedes age 62. The post age 62 amount is equivalent to the Alcoa Retirement Plan formula and is based on final average earnings consisting of salary plus 100% of incentive compensation. Mr. Wieser participates in the Excess Benefits Plan C. This plan is a non-qualified plan which provides for benefits that exceed the limits on compensation imposed by the tax code. The benefit formula is identical to the Alcoa Retirement Plan formula. Benefits under both non-qualified plans are payable as a reduced 50% joint and survivor annuity if the executive is married. Otherwise, the benefit is payable as a single life annuity.

Additional Retirement Benefits for Mr. Wieser

Prior to January 1, 2007, Mr. Wieser was an expatriate employee whose home country was Austria. The pension plan arranged for Mr. Wieser’s service and salary through December 31, 2006 was arranged through an Austrian insurance contract. The contract provides a benefit of 1.2% of final salary multiplied by years of service. Alcoa paid the full premiums for this contract. There were no employee contributions. The benefit will be paid to Mr. Wieser as an annuity and is indexed annually to reflect the growth in the Consumer Price Index in Austria. If Mr. Wieser had voluntarily terminated his employment as of December 31, 2009, it is estimated that the annuity contract would have provided $61,914 per year beginning at age 60. This benefit is reflected as an offset from Mr. Wieser’s calculated Alcoa Retirement Plan benefits. The offset resulted in zero benefits from the Alcoa Retirement Plan in 2009.

Individual Agreements

Under his employment agreement, Mr. Kleinfeld is entitled to a supplemental retirement benefit payable annually after retirement equal to the excess of the product of 4.35% multiplied by years of service multiplied by average final compensation, over a retirement pension payable by Siemens AG.

Under his employment agreement, Mr. Schell is entitled to annual credits of $1,000,000 to the Deferred Compensation Plan, which are reported in the Non-Qualified Deferred Compensation Plan Table for 2009 on page 42, and in the Summary Compensation Table for 2009, page 33, in column (i) “All Other Compensation”.

Alcoa Savings Plan

For U.S. salaried employees hired after March 1, 2006, including Messrs. Kleinfeld and Schell, the company contributes an Employer Retirement Income Contribution (ERIC) amount equal to 3% of salary and annual incentive eligible for contribution to the Alcoa Savings Plan as a pension contribution in lieu of a defined benefit pension plan available to employees hired before March 1, 2006. The company contributed $7,350 to Messrs. Kleinfeld’s and Schell’s accounts in 2009. In addition, all U.S. salaried employees, including the named executive officers, are eligible to receive a company matching contribution of 100% up to the first 6% of deferred salary. This matching contribution was suspended as of April 1, 2009. In 2009, the company matching contribution amount was $14,700 for Messrs Belda and Kleinfeld, $9,000 for Messrs. Christopher, McLane and Schell and $9,450 for Mr. Wieser.

Non-qualified Defined Contribution Plan

When the tax code limits on ERIC contributions to the Alcoa Savings Plan are reached, the ERIC contributions are made into the Deferred Compensation Plan and are reported in the table on page 42 “Non-Qualified Deferred Compensation for 2009.” For Mr. Schell, the company contributed $28,650 in 2009. Mr. Kleinfeld does not receive these deferred compensation contributions due to his individual pension agreement. These amounts are included in the column “All Other Compensation” in the Summary Compensation Table on page 33.

Non-Qualified Deferred Compensation for 2009

Name	Executive Contributions in 2009 ($)	Registrant Contributions in 2009 ($)	Aggregate Earnings in 2009 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2009 FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
Alain J. P. Belda	$1,073,100	$6,750	$170,269 E	$0	$6,493,374
			$28,524 D
Klaus Kleinfeld	$69,300	$6,300	$47,745 E	$0	$236,108
			$2,301 D
Charles D. McLane, Jr.	$57,300	$0	$58,306 E	$0	$360,866
			$3,788 D
William F. Christopher	$21,300	$0	$56,845 E	$0	$761,504
			$1,831 D
J. Michael Schell	$621,300	$1,028,650	$477,637 E	$0	$3,001,348
			$28,336 D
Helmut Wieser	$111,300		$16,858 E	$0	$289,851
			$542 D

E—Earnings    D—Dividends on Alcoa common stock or share equivalents

The investment options under the non-qualified Deferred Compensation Plan are the same choices available to all salaried employees under the Alcoa Savings Plan and the named executive officers do not receive preferential earnings on their investments. The named executive officers may contribute up to 20% of their salaries in total to the Alcoa Savings Plan and Deferred Compensation Plan and up to 100% of their annual cash incentive compensation to the Deferred Compensation Plan.

The company contributes matching contributions on employee salary deferrals that exceed the limits on compensation imposed by the tax code. These matching contributions were suspended as of April 1, 2009. For Mr. Schell, the company also contributes:

•	an amount equal to 3% of salary and annual incentive on compensation that exceeds the limits on compensation imposed by the tax code; and

•	an annual contribution of $1,000,000 to a deferred compensation account in accordance with his employment agreement.

These amounts are included in the column “All Other Compensation” in the Summary Compensation Table on page 33.

The principal benefit to executives of this plan is that U.S. taxes are deferred until the investment is withdrawn, so that savings accumulate on a pre-tax basis. The company also benefits from this arrangement because it does not use its cash to pay the salaries or incentive compensation of the individuals who have deferred receipt of these amounts. The company may use this cash for other purposes until the deferred account is paid to the individual upon termination of employment. Upon termination of employment, deferred compensation will be paid in cash as a lump sum or in up to ten annual installments, depending on the individual’s election, account balance and retirement eligibility.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Executive severance agreements.

Alcoa entered into executive severance agreements with key executives to facilitate transitioning key positions to suit the timing needs of the company. The agreements provide for higher severance benefits than the

Alcoa severance plan for salaried employees, but these agreements also require the executives to agree to a two-year non-competition and non-solicitation provision. Messrs. McLane, Christopher and Wieser have executive severance agreements, which provide that, if their employment is terminated without cause, they will receive two years base salary, continued healthcare benefits for a two-year period, and two additional years of pension accrual. They will also receive a lump sum severance payment of $50,000 upon execution of a general release of legal claims against the company. No severance payments will be made under these agreements unless the general release is signed. Messrs. Kleinfeld and Schell have similar severance agreements containing the terms described above except that they provide for two years’ salary and annual cash incentive at the target amount. If severance payments or benefits are payable under the Change in Control Severance Plan, described below, no payments will be paid under the executive severance agreements. Mr. Belda did not have an executive severance agreement and voluntarily elected to retire as of August 1, 2009.

Executive Severance Agreement estimated payments for involuntary termination at year-end other than in the event of a change in control.

Name	Estimated net present value of cash severance payments	Estimated net present value of additional pension credits		Estimated net present value of continued health care benefits	Total
Klaus Kleinfeld	$6,810,488	$1,365,300		$28,699	$8,204,487
Charles D. McLane, Jr.	$1,208,941	$344,600		$13,808	$1,567,349
William F. Christopher	$1,208,941	$438,000		$18,629	$1,665,570
J. Michael Schell	$2,367,882	$69,536	*	$20,281	$2,457,699
Helmut Wieser	$1,266,888	$217,200		$18,360	$1,502,448

*	represents the equivalent of pension contributions of 3% of salary and annual incentive for two years.

Potential payments upon a change in control.

In 2002, the Board of Directors approved a Change in Control Severance Plan for officers and other key executives designated by the Compensation and Benefits Committee. The plan is designed to retain key executives during the period a transaction is being negotiated or during a period in which a hostile takeover is being attempted and to ensure the impartiality of the key negotiators for the company. The Change in Control Severance Plan provides each of the named executive officers with termination compensation if his employment is terminated without cause or terminated by him in certain circumstances, in either case within three years after a change in control of the company. Messrs. Kleinfeld, McLane and Schell, namely those officers who are in key positions to negotiate or handle a change in control transaction, may elect, if they have not been terminated or left for good reason sooner, to leave the company during a window period of 30 days which begins six months after a change in control. The Compensation and Benefits Committee has determined to freeze this provision of the Change in Control Severance Plan. As of January 1, 2010, no additional employees will be entitled to this provision of the plan, but rather must be terminated or leave for good reason in order to be eligible for any payment under the plan. Messrs. Christopher and Wieser must be terminated or leave for good reason in order to receive a payment under the plan.

Compensation provided by the plan includes: a cash payment equal to three times annual salary plus target annual cash incentive compensation; continuation of benefits for three years; growth on pension credits for three years; reimbursement of excise taxes; reimbursement for additional tax liability resulting from reimbursement of excise taxes; and six months outplacement. The Compensation and Benefits Committee periodically reviews market data, which indicate that most companies have such plans or adopt these types of plans when a change in control is imminent although actual terms vary among companies. The amounts shown in the table below include the estimated net present value of accelerated vesting of stock options and stock awards. Unvested stock options and stock awards will vest under the terms of the 2004 Alcoa Stock Incentive Plan and a legacy stock acquisition plan (collectively, the “Plan”) in the event of a change in control. In such event, the Compensation and Benefits Committee would encourage executives who accept employment with an acquiring company to allow their unvested equity awards to be converted into equity awards of equal value in the acquiring company; however, the Committee does not have the right to require such action under the Plan. Mr. Belda is not included in the tables on change in control benefits due to his voluntary retirement as of August 1, 2009 and these tables assume a hypothetical change in control on December 31, 2009. As of January 1, 2010 no new participants in the plan will be entitled to a reimbursement for excise taxes.

Severance payments payable in the event of a change in control.

Name	Estimated net present value of change in control severance and benefits	Potential excise tax liability and gross up for excise taxes	Total
Klaus Kleinfeld	$15,696,844		$15,696,844
Charles D. McLane, Jr.	$5,696,395	$2,310,453	$8,006,848
William F. Christopher	$4,359,563		$4,359,563
J. Michael Schell	$7,433,014	$3,331,057	$10,764,071
Helmut Wieser	$5,069,255		$5,069,255

Normal retirement benefits

The table below lists the named executive officers who are eligible to retire under an Alcoa pension plan as of December 31, 2009. If they had terminated employment as of December 31, 2009, they would have been entitled to annual pension benefits under the plans described on page 40 “Pension Benefits,” as shown in the following table:

Name	Amount
Charles D. McLane, Jr.	$448,490
William F. Christopher	$560,772

If Mr. Kleinfeld had voluntarily terminated employment as of December 31, 2009, it is estimated that his supplemental executive retirement pension would have paid an annual annuity of $219,031 starting at age 62.

If Mr. Wieser were to terminate voluntarily as of December 31, 2009, it is estimated that the annuity contract would provide an estimated annuity of $61,914 per year starting at age 60, and his pension would have paid an annual annuity of $85,645 starting at age 65.

Potential additional retirement benefits

In addition to normal retirement benefits, Messrs. McLane and Christopher each would be eligible for additional benefits of $400 per month payable until age 62 provided through the qualified pension plans in the event of an involuntary termination with no offer of suitable employment.

DIRECTOR COMPENSATION FOR 2009

Name	Fees Earned or Paid in Cash ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)
Kathryn S. Fuller	$192,500		$659	$193,159
Carlos Ghosn	$192,500		$659	$193,159
Joseph T. Gorman	$220,000	$66,309	$659	$286,968
Judith M. Gueron	$220,000	$107,342	$1,324	$328,666
Michael G. Morris	$192,500		$659	$193,159
E. Stanley O’Neal	$203,500		$659	$204,159
James W. Owens	$203,500		$659	$204,159
Patricia F. Russo	$192,500		$659	$193,159
Henry B. Schacht	$220,000	$12,360	$659	$233,019
Ratan N. Tata	$192,500		$659	$193,159
Franklin A. Thomas	$220,000	$68,960	$659	$289,619
Ernesto Zedillo	$203,500		$1,161	$204,661

Each director is required to invest $100,000 annually to purchase Alcoa common stock until the director owns 10,000 shares, and each director is required to maintain that investment until retirement from the board. To satisfy this requirement, directors may defer fees into the Alcoa share equivalent fund under the company’s 2005 Deferred Fee Plan for Directors, or purchase shares in the market.

Type of Fee	Amount
Annual retainer for all directors.	$192,500
Annual fee to serve as Lead Director and to chair the Governance and Nominating Committee.	$27,500
Annual fee to chair the Audit Committee.	$27,500
Annual fee to serve on the Audit Committee.	$11,000
Annual fee to chair the Compensation and Benefits Committee.	$16,500
Annual fee to chair the Public Issues Committee.	$16,500

Only non-employee directors receive director compensation. No changes to director compensation were made in 2009. The Governance and Nominating Committee reviews director compensation periodically and makes adjustments, as appropriate, based on market information provided to the committee by Pearl Meyer & Partners. Pearl Meyer & Partners does not provide any services to the company other than consultation on director compensation.

Mr. Belda retired as an employee of Alcoa on August 1, 2009. He remained Chairman of the Board and began receiving non-employee director fees for his continued service on the Board in the amount of $32,083 which is reflected in the Summary Compensation Table, page 33 in column (c). Mr. Belda plans to retire from the Board when his term expires April 23, 2010.

Deferred Fee Plan for Directors

The company does not pay above-market or preferential earnings on fees that are deferred. The 2005 Deferred Fee Plan for Directors and a predecessor plan have the same investment options as the company’s 401(k) tax-qualified savings plan for salaried employees.

Fee Continuation Plan for Non-Employee Directors

The company does not provide retirement benefits to non-employee directors under any current program. Messrs. Gorman, Schacht and Thomas and Ms. Gueron will receive annual payments in cash for life upon retirement from the board under the terms of the Alcoa Fee Continuation Plan for Non-Employee Directors, which was frozen in 1995. The plan was amended in 2006 to provide that all payments would be made in cash rather than stock and cash, at the equivalent value of the payments they would have received in stock and cash.

These amounts are: Mr. Gorman $12,000/800 shares; Ms. Gueron $21,000/1,400 shares; Mr. Schacht $3,000/200 shares; Mr. Thomas $30,000/2,000 shares. The amounts reflected in the table assume retirement with a present value of the accumulated stock-based portion of the award based on the 2009 year end closing price of $16.12 per share and with the present value of annual stock grant payments assuming an annual stock increase of 4.00% per year. This amount shown in column (c) is the change in the net present value of the total stream of payments projected to be made, not the annual annuity amount.

The Fee Continuation Plan was also amended in 2006 to provide that if the Board of Directors asks a director who is entitled to payments under the plan to stand for re-election beyond the normal retirement date and the director agrees and continues to serve as a director, then a lump sum payment in cash will be made to the director upon retirement from the board in an amount equal to the payments the director would have received under the plan had the director retired at the normal retirement date, plus interest at a market rate on the cash portions of the payment and cash equal to dividends that would have been paid on the stock portion of the payment under the former cash and stock formulas.

All Other Compensation (column d)

In 2009, the company also reimbursed employees and directors for the additional income tax incurred as a result of paying for travel by spouses to attend company functions at the company’s request. These amounts are reflected in column (d) for Mrs. Gueron and Mr. Zedillo. Effective January 1, 2010, tax reimbursements for spouse travel were eliminated.

Directors’ “You Make a Difference Awards”

The company provides “You Make a Difference Awards” to employees who are not otherwise eligible for stock award incentives to instantly recognize and reward exceptional performance and results close to the time that they are demonstrated. The desired outcome is to motivate employees to deliver results in their job every day. The awards are evidenced by a plastic chip, each chip representing 10 Alcoa restricted stock units to be settled in cash after a vesting period of one year.

Mr. Belda distributed 5 chips to each board member to introduce them to the employee “You Make a Difference Award” program. These awards vested on November 13, 2009 at an amount of $659 per director and were paid in January 2010 when the regular fourth quarter director compensation payments were made.

ALCOA STOCK OWNERSHIP

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following shareholders reported to the Securities and Exchange Commission that they beneficially owned more than 5% of Alcoa common stock as of December 31, 2009.

Name and address of beneficial owner	Number of shares owned	Percent of outstanding Alcoa common stock owned
Blackrock, Inc.[1] 40 East 52nd Street New York, NY 10022	86,128,597	8.8%

Capital World Investors[2] 333 South Hope Street Los Angeles, CA 90071	54,193,797	5.5%

[1]

As reported in a Schedule 13G dated January 20, 2010. Blackrock, Inc., a parent holding company, reported that it had sole power to vote and dispose of all the reported shares and shared power to vote and dispose of none of the reported shares.

[2]

As reported in a Schedule 13G amendment dated February 8, 2010. Capital World Investors, a division of Capital Research and Management Company (CRMC), reported that it is deemed to be the beneficial owner of the reported shares as a result of CRMC acting as investment adviser to various investment companies and that the reported shares include 4,276,000 shares resulting from the assumed conversion of $27,500,000 principal amount of the company’s 5.25% convertible notes due 2014. It reported that it had sole power to vote 13,717,800 shares, sole power to dispose of all of the reported shares, and shared power to vote or dispose of none of the reported shares. It disclaimed beneficial ownership of all shares reported.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table shows the ownership of Alcoa common stock, as of January 27, 2010, by each director and nominee, each of the named executive officers, and all directors and executive officers as a group. No individual director, nominee or executive officer beneficially owned more than 1% of Alcoa’s common stock. The total beneficial ownership by directors and executive officers as a group represented less than 2% of outstanding shares.

Mr. Kleinfeld is required to own 160,000 shares of Alcoa common stock and each of the other named executive officers is required to own 50,000 shares of Alcoa common stock. Under our policy, officers have five years to achieve the required ownership level.

Each director is required to invest $100,000 annually to purchase Alcoa common stock until the director owns 10,000 shares, and each director is required to maintain that investment until retirement from the board. To satisfy this requirement, directors may defer fees into the Alcoa share equivalent fund under the company’s 2005 Deferred Fee Plan for Directors, or purchase shares in the market.

Name	Amount and Nature of Beneficial Ownership
	Common Stock and Stock Equivalent Units[1]	Exercisable Stock Options[2]
Alain J. P. Belda	1,410,914	3,033,627
Arthur D. Collins, Jr.	—
Klaus Kleinfeld	600,045	859,524
Kathryn S. Fuller	13,640
Carlos Ghosn	57,207
Joseph T. Gorman	111,592
Judith M. Gueron	46,778
Michael G. Morris	27,355
E. Stanley O’Neal	19,434
James W. Owens	17,198
Patricia F. Russo	10,000
Henry B. Schacht	49,979
Ratan N. Tata	18,961
Franklin A. Thomas	82,227
Ernesto Zedillo	35,241
Charles D. McLane, Jr.	204,163	240,668
William F. Christopher	376,578	440,791
J. Michael Schell	291,516
All directors and executive officers as a group (21 individuals)	3,868,936	5,217,043

1.

Common stock and common stock equivalents include (i) voting securities (shares held of record, shares held by a bank, broker or nominee for the person’s account, shares held through family trust arrangements), and for executive officers, share equivalent units held in the Alcoa Savings Plan for Non-Bargaining Employees; (ii) for executive officers, deferred share equivalent units held under the Deferred Compensation Plan, unvested restricted stock units granted to the executive officers under the 2004 Alcoa Stock Incentive Plan and the 2009 Alcoa Stock Incentive Plan (including earned performance share awards); and (iii) for directors, deferred share equivalent units held in the 2005 Deferred Fee Plan for Directors and the Deferred Fee Plan for Directors in effect prior to 2005. Deferred share equivalent units track the performance of Alcoa common stock but do not confer voting or investment power over shares of common stock and are payable in cash upon termination of employment or when board service ends. Restricted stock units do not confer on the holder voting or investment power over shares of common stock until the units vest, at which time shares of common stock (less shares withheld for taxes) are issued. The amount of unvested restricted share units (including earned performance share units) and deferred stock units that can be settled in cash are set forth below:

Name	Unvested restricted share units	Deferred stock units settled in cash
Alain J.P. Belda	276,250
Klaus Kleinfeld	566,382	8,216
Kathryn Fuller		13,640
Carlos Ghosn		57,207
Joseph T. Gorman		105,313
Judith M. Gueron		31,720
Michael G. Morris		27,355
E. Stanley O’Neal		19,434
James W. Owens		12,173
Henry B. Schacht		30,887
Franklin A. Thomas		66,327
Ernesto Zedillo		35,241
Charles D. McLane, Jr.	149,897	2,544
William F. Christopher	168,230	7,392
J. Michael Schell	288,847	1,441

2.

Exercisable stock options includes the number of shares of Alcoa common stock that the executive officer has a right to acquire as of or within 60 days after January 27, 2010 through the exercise of employee stock options. Non-employee directors are eligible for stock option grants under the 2009 Alcoa Stock Incentive Plan but no awards have been granted to directors under that plan in 2009.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Alcoa’s directors and executive officers and persons who beneficially own more than ten percent of our stock to file reports of ownership and changes in ownership of our stock with the SEC within specified periods. Due to the complexity of the reporting rules, the company undertakes to file such reports on behalf of its directors and executive officers and has instituted procedures to assist them with these obligations. Based on a review of the company’s records and other information, we believe that all required reports by our directors and executive officers were filed on a timely basis in 2009, except that one Form 4 timely filed for Mr. Belda to report shares withheld to satisfy tax withholding obligations upon the vesting of stock awards, reported an incorrect number of shares withheld on one award due to an administrative error and was promptly amended upon discovery (after the filing due date) to report the correct number of shares withheld.

CORPORATE GOVERNANCE

Alcoa is a values-based company. Our values guide our behavior at every level and apply across the company on a global basis. We expect all directors, officers and employees to conduct business in compliance with our Business Conduct Policies and we survey compliance with these policies on an annual basis. The board has adopted a number of policies to support our values and good corporate governance, including Corporate Governance Guidelines, board committee charters, Director Independence Standards, a Code of Ethics for the CEO, CFO and other financial professionals and Related Person Transaction Approval Policy.

WHERE TO FIND CORPORATE GOVERNANCE INFORMATION

Additional corporate governance information as well as all of the documents listed above are available on our web site: http://www.alcoa.com under “About Alcoa—Corporate Governance.” Copies of these documents are also available in print form at no charge by sending a request to Alcoa, Corporate Communications, 201 Isabella Street, Pittsburgh, PA 15212-5858, or by calling 1 412 553-3905.

DIRECTOR INDEPENDENCE

In its Corporate Governance Guidelines, the board has adopted the policy that independence depends not only on directors’ individual relationships, but also on the board’s overall attitude. Providing objective, independent judgment is at the core of the board’s oversight function. Under the Director Independence Standards, which conform to, or are more exacting than, the independence requirements in the New York Stock Exchange listing standards, a director is not considered “independent” unless the board affirmatively determines that the director has no material relationship with the company or any subsidiary in the consolidated group. The Director Independence Standards comprise a list of all categories of material relationships affecting a determination of a director’s independence. Any relationship that falls below a threshold set forth in the Director Independence Standards, or is not otherwise listed in the Director Independence Standards, and is not required to be disclosed under Item 404(a) of Securities and Exchange Commission Regulation S-K, is deemed to be an immaterial relationship. The board has affirmatively determined that all the directors are independent except Mr. Kleinfeld, who is employed by the company and Mr. Belda, who was an executive officer of the company (and therefore do not meet the independence standards set forth in the Director Independence Standards) and each director has only immaterial relationships with the company outside their role as directors.

TRANSACTIONS WITH DIRECTORS’ COMPANIES

In the course of ordinary business, Alcoa and its subsidiaries may have transactions with companies and organizations whose executive officers are also Alcoa directors. None of these transactions in 2009 were material. Under our Related Person Transaction Approval Policy, which is posted on our website at http://www.alcoa.com under “About Alcoa—Corporate Governance—Policies,” such transactions are deemed to be immaterial if the aggregate amount for the fiscal year does not exceed the greater of $1,000,000 or 2% of the other company’s total annual revenues.

No contributions have been made to any tax-exempt organization in which any independent director serves as an executive officer that exceeded the greater of $250,000 or 2% of the tax-exempt organization’s consolidated gross revenues. See “Transactions with Related Persons,” page 58.

THE BOARD’S ROLE IN RISK OVERSIGHT

It is management’s responsibility to manage risk and bring to the Board of Directors’ attention the most material risks to the company. The Board of Directors has oversight responsibility of the processes established to report and monitor systems for material risks applicable to the company. The Audit Committee regularly reviews enterprise-wide risk management, which focuses primarily on the relationship between the commodity pricing of aluminum on the London Metal Exchange, and major cost inputs, including foreign exchange rates and energy. The Audit Committee also regularly reviews treasury risks (insurance, credit, and debt), financial and accounting, legal and compliance risks, information technology security risks and other risk management functions. In addition, the Public Issues Committee considers risks to the company’s reputation and reviews risks related to the sustainability of its operations; the Governance and Nominating Committee considers risks related to succession planning and oversees the appropriate allocation of responsibility for risk oversight among the committees of the Board. The Compensation and Benefits Committee considers risks related to the attraction and retention of talent and risks relating to the design of compensation programs and arrangements. The Compensation and Benefits Committee also reviews compensation and benefits plans affecting employees in addition to those applicable to executive officers. We have determined that it is not reasonably likely that compensation and benefit plans would have a material adverse effect on the company. The full Board considers strategic risks and opportunities and regularly receives detailed reports from the committees regarding risk oversight in their areas of responsibility.

BOARD LEADERHIP STRUCTURE

For the past two years we have split the roles of Chairman of the Board and Chief Executive Officer in order to provide a transition in leadership. Mr. Belda, who had been Chairman and Chief Executive Officer, continued as Chairman of the Board after Mr. Kleinfeld was elected President and Chief Executive Officer in May 2008. A similar transition process was in place when Mr. Belda was elected Chief Executive Officer. On August 1, 2009, Mr. Belda retired as an executive officer of the company, remaining Chairman of the Board until his term expires at the 2010 annual meeting of shareholders. It is anticipated that Mr. Kleinfeld will become Chairman and Chief Executive Officer at that time. Alcoa has had a strong, independent Lead Director for a number of years and we believe this role adequately addresses the need for leadership and an organizational structure for the independent directors. Of our 14 directors, only Messrs. Kleinfeld and Belda are not independent under the rules of the New York Stock Exchange and our Corporate Governance Guidelines. Our independent directors meet every regular meeting without management or the inside directors present.

To provide for a transition in board leadership, Henry B. Schacht, Chairman of the Audit Committee and Franklin A. Thomas, Lead Director, each have agreed to serve as senior advisors to the Board of Directors following their retirement from the Board when their terms expire in April 2010. The Board of Directors has elected Judith M. Gueron Lead Director effective April 23, 2010.

The Lead Director’s role is defined as follows:

1.	Preside at all meetings of the board at which the Chairman is not present including executive sessions of the independent directors;

2.	Respond directly to shareholder and other stakeholder questions and comments that are directed to the Lead Director or to the independent directors as a group, with such consultation with the Chairman or other directors as the Lead Director may deem appropriate;

3.	Review meeting agendas and schedules for the board;

4.	Ensure personal availability for consultation and communication with independent directors and with the Chairman, as appropriate; and

5.	Call special meetings of the independent directors in accordance with the By-Laws of the company, as the Lead Director may deem to be appropriate

The Chief Legal and Compliance Officer and the Corporate Secretary provide support to the Lead Director in fulfilling the Lead Director’s role.

BOARD DIVERSITY

Our policy on board diversity relates to the selection of nominees for the board. Our policy provides that while diversity and variety of experiences and viewpoints represented on the board should always be considered, a director nominee should not be chosen nor excluded solely or largely because of race, color, gender, national origin or sexual orientation or identity. In selecting a director nominee, the Nominating and Governance Committee focuses on skills, expertise or background that would complement the existing board, recognizing that the company’s businesses and operations are diverse and global in nature. Reflecting the global nature of our business, our directors are citizens of the United States, Brazil, France, Germany, India and Mexico. We have three female directors, two African-American directors and two Hispanic directors out of a total of 14 directors, as of the date of this proxy statement. Our directors come from diverse backgrounds including industrial, non-profit and governmental.

MEETINGS AND ATTENDANCE

The board met ten times in 2009. Attendance by directors at board and committee meetings averaged 95%. All incumbent directors serving in 2009 attended at least 75% of the meetings.

The board approved a policy which encourages all directors to attend the annual meeting of shareholders. In addition, a meeting of the Board of Directors is regularly scheduled in the same city as, and in conjunction with, the annual shareholders meeting to facilitate directors’ attendance at the annual shareholders’ meeting. All of the then-current members of the Board attended the company’s 2009 annual shareholders’ meeting.

COMMITTEES OF THE BOARD

There are five standing committees of the board, as discussed below. Each board committee has a charter, current copies of which are available to shareholders on our website: http://www.alcoa.com under “About Alcoa—Corporate Governance.”

Audit Committee

The Audit Committee reviews Alcoa’s auditing, financial reporting and internal control functions and retains, oversees and evaluates the independent auditors. It also reviews the company’s internal and external audit reports, compliance reports and risk management issues. No committee member currently sits on more than one other public company’s audit committee. At its regularly scheduled meetings, the Audit Committee meets individually with the independent auditors, the Chief Financial Officer, the Vice President—Audit and the Chief Legal and Compliance Officer, without any other members of management present. The committee met ten times in 2009. The chairman of this committee or his designee also met with management and the independent auditors before earnings announcements in January, April, July and October.

Henry B. Schacht, Joseph T. Gorman, E. Stanley O’Neal, James W. Owens, and Ernesto Zedillo each qualify as an “audit committee financial expert” under applicable Securities and Exchange Commission rules, and all of the members of the Audit Committee have been determined to be financially literate. The Audit Committee has oversight of key risk management issues as well as financial matters. The Audit Committee Charter authorizes the committee to retain the independent auditor and to engage outside advisors, as it deems appropriate, including but not limited to financial and legal experts. All members of the Audit Committee have been determined by the Board of Directors to be independent in accordance with SEC regulations, the NYSE listing standards and the board’s Director Independence Standards. The members of the Audit Committee are Henry B. Schacht (chair), Joseph T. Gorman, Judith M. Gueron, E. Stanley O’Neal, James W. Owens, and Ernesto Zedillo.

Compensation and Benefits Committee

The Compensation and Benefits Committee discharges the board’s responsibilities relating to the compensation of the company’s officers, oversees the administration of the company’s compensation and benefits plans (particularly the incentive compensation and equity-based plans) and approves the Compensation Discussion & Analysis for inclusion in the proxy statement. The By-Laws of the company provide that the Compensation and Benefits Committee of the Board of Directors has the sole authority to determine the compensation of all officers of the company who are elected by the board, including incentive compensation. In addition, the 2009 Alcoa Stock Incentive Plan (and its predecessor) approved by shareholders gives the Compensation and Benefits Committee the sole authority to establish equity awards for executive officers. Executive officers do not determine the amount or form of executive or director compensation, but the Chief Executive Officer recommends to the Compensation and Benefits Committee compensation changes and incentive compensation for other executive officers. The Compensation and Benefits Committee uses the firm Frederic W. Cook and Co. to assist in determining or recommending the compensation for executive officers. The firm is retained directly by, and reports directly and exclusively to, the committee. The scope of the consulting services is limited to the services the firm provides directly to the Compensation and Benefits Committee on executive compensation matters. The company retains Towers Perrin to provide market data on compensation but that firm does not assist in the recommendation or determination of compensation for executive officers. The Compensation and Benefits Committee met seven times in 2009. All members of the Compensation and Benefits Committee have been determined by the Board of Directors to be independent in accordance with SEC regulations, the NYSE listing standards and the board’s Director Independence Standards. The members of the Compensation and Benefits Committee are Joseph T. Gorman (chair), Kathryn S. Fuller, Patricia F. Russo and Franklin A. Thomas.

Executive Committee

The Executive Committee has authority to act on behalf of the board. In 2009, this committee met two times when specific action was required between board meetings. The members of the Executive Committee are Alain J. P. Belda (chair), Joseph T. Gorman, Henry B. Schacht and Franklin A. Thomas.

Governance and Nominating Committee

The Governance and Nominating Committee is responsible for identifying individuals qualified to become board members and recommending them to the full board for consideration. This responsibility includes all potential candidates, whether initially recommended by management, other board members or shareholders. In addition, the committee makes recommendations to the board for board committee assignments, develops and annually reviews corporate governance guidelines for the company, approves related person transactions and otherwise oversees corporate governance matters, in addition to coordinating an annual performance review for the board, board committees and individual director nominees. The committee also periodically reviews and makes recommendations to the board regarding director compensation. The committee met five times in 2009.

All members of the Governance and Nominating Committee have been determined by the Board of Directors to be independent in accordance with SEC regulations, the NYSE listing standards and the board’s Director Independence Standards. The members of the Governance and Nominating Committee are Franklin A. Thomas (chair), Kathryn S. Fuller, and Ernesto Zedillo.

Public Issues Committee

The Public Issues Committee provides advice and guidance on public issues and matters affecting the reputation of the company. The committee also oversees corporate giving and the company reporting initiatives regarding sustainability and corporate responsibility matters. The committee met six times in 2009. The members of the Public Issues Committee are Judith M. Gueron (chair), Kathryn S. Fuller, Michael G. Morris, Henry B. Schacht, Ratan N. Tata and Ernesto Zedillo.

BOARD, COMMITTEE AND DIRECTOR EVALUATIONS

The Governance and Nominating Committee oversees the evaluation of the board as a whole and its committees, as well as individual evaluations of those directors who are being considered for possible re-nomination to the board. The evaluation process occurs annually.

COMMUNICATIONS WITH DIRECTORS

The Board of Directors welcomes shareholder input and suggestions. Those wishing to contact the Lead Director or the non-management directors as a group may do so by sending a written communication to the attention of the Lead Director c/o Alcoa, Corporate Secretary’s Office, 390 Park Avenue, New York, NY 10022-4608. To communicate issues or complaints regarding questionable accounting, internal accounting controls or auditing matters, send a written communication to the Audit Committee c/o Alcoa, Corporate Secretary’s Office, 390 Park Avenue, New York, NY 10022-4608. Alternatively, you may place an anonymous, confidential, toll free call in the United States to Alcoa’s Compliance Line at 1 800 346-7319. For a listing of Compliance Line telephone numbers outside the United States, go to the “About Alcoa—Corporate Governance—Ethics and Compliance” section of http://www.alcoa.com.

Communications received are distributed to the board or to any individual director or directors as appropriate, depending upon the facts and circumstances outlined in the communication. The Alcoa Board of Directors has asked the Corporate Secretary’s Office to submit to the board all communications received, excluding only those items that are not related to board duties and responsibilities, such as:

•	Junk mail and mass mailings;

•	Product complaints and product inquiries;

•	New product or technology suggestions;

•	Job inquiries and resumes;

•	Advertisements or solicitations; and

•	Surveys.

BUSINESS CONDUCT POLICIES AND CODE OF ETHICS

The company’s Business Conduct Policies, which have been in place for many years, apply equally to the directors and to all company officers and employees, as well as those of controlled subsidiaries, affiliates and joint ventures. The directors and employees in positions to make discretionary decisions are surveyed annually regarding their compliance with the policies.

In November 2003, the board adopted a code of ethics applicable to the CEO, CFO and other financial professionals, including the principal accounting officer and those subject to it are surveyed annually for compliance with it. Only the Audit Committee can amend or grant waivers from the provisions of this code, and any such amendments or waivers will be posted promptly at http://www.alcoa.com. To date, no such amendments have been made or waivers granted.

RECOVERY OF INCENTIVE COMPENSATION

The Board of Directors adopted the following policy in 2006:

If the board learns of any misconduct by an executive officer that contributed to the company having to restate all or a portion of its financial statements, it shall take such action as it deems necessary to remedy the misconduct, prevent its recurrence and, if appropriate, based on all relevant facts and circumstances, take remedial action against the wrongdoer in a manner it deems appropriate. In determining what remedies to pursue, the board shall take into account all relevant factors, including whether the restatement was the result of negligent, intentional or gross misconduct. The board will, to the full extent permitted by governing law, in all appropriate cases, require reimbursement of any bonus or incentive compensation awarded to an executive officer or effect the cancellation of unvested restricted or deferred stock awards previously granted to the executive officer if: a) the amount of the bonus or incentive compensation was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement, b) the executive engaged in intentional misconduct that caused or partially caused the need for the restatement, and c) the amount of the bonus or incentive compensation that would have been awarded to the executive had the financial results been properly reported would have been lower than the amount actually awarded. In addition, the board may dismiss the executive officer, authorize legal action for breach of fiduciary duty or take such other action to enforce the executive’s obligations to Alcoa Inc. as the board determines fit the facts surrounding the particular case. The board may, in determining appropriate remedial action, take into account penalties or punishments imposed by third parties, such as law enforcement agencies, regulators or other authorities. The board’s power to determine the appropriate punishment for the wrongdoer is in addition to, and not in replacement of, remedies imposed by such entities.

In addition, the Incentive Compensation Plan was amended in 2006 to incorporate this policy. This plan governs annual incentive compensation awards to a large number of executives and managers. In 2009 the shareholders approved the 2009 Alcoa Stock Incentive Plan, which also incorporates the policy.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation and Benefits Committee has served as one of our officers or employees at any time. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our board. None of our executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation and Benefits Committee.

NOMINATING CANDIDATES FOR ELECTION TO THE BOARD

Shareholder Recommendations for Director Nominees

Any shareholder wishing to recommend a candidate for director should submit the recommendation in writing to our principal executive office: Alcoa, Governance and Nominating Committee, c/o Corporate Secretary’s Office, 390 Park Avenue, New York, NY 10022-4608. The written submission should include the name and address of the shareholder recommending the individual and proof of share ownership, as well as the individual’s name and address; a description of all arrangements or understandings (if any) between the shareholder and the individual being recommended as a potential director; such information about the individual being recommended as would be required for inclusion in a proxy statement filed under then-current SEC rules; and an indication of the individual’s willingness to serve as a director of the company. The committee will consider all candidates recommended by shareholders who comply with the foregoing procedures and satisfy the minimum qualifications for director nominees and board member attributes.

Shareholder Nominations from the Floor of the Annual Meeting

The company’s Articles provide that any shareholder entitled to vote at an annual shareholders’ meeting may nominate one or more director candidates for election at that annual meeting by following certain prescribed procedures. Not later than 90 days before the anniversary date of the immediately preceding annual meeting, the shareholder must provide to Alcoa’s Corporate Secretary written notice of the shareholder’s intent to make such a nomination or nominations. The notice must contain the following information:

•	The name and address of the shareholder making the nomination and the name and address of the person or persons to be nominated;

•	The number of shares of Alcoa stock that the shareholder owns and is entitled to vote at the annual meeting;

•	A statement that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons so specified;

•	A description of all arrangements or understandings (if any) between the shareholder and each nominee or other person (naming such person) by or under which the nominations are to be made;

•	Information about the nominees as would be required in a proxy statement filed under then-current SEC rules;

•	The consent of each nominee to serve as a director of the company; and

•	Completion of a director’s questionnaire required of all nominees for election to serve as a director and the certification described on page 57.

Any such notice must be sent to our principal executive office: Alcoa, Corporate Secretary, 390 Park Avenue, New York, NY 10022-4608. The deadline for receipt of any shareholder nominations for the 2011 annual meeting is January 24, 2011.

Minimum Qualifications for Director Nominees and Board Member Attributes

The Governance and Nominating Committee has adopted Criteria for Identification, Evaluation and Selection of Directors. Those criteria are:

1.	Directors must have demonstrated the highest ethical behavior and must be committed to the company’s values.

2.	Directors must be committed to seeking and balancing the legitimate long-term interests of all of the company’s shareholders, as well as its other stakeholders, including its customers, employees and the communities where the company has an impact. Directors must not be beholden primarily to any special interest group or constituency.

3.	It is the objective of the board that all non-management directors be independent. In addition, no director should have, or appear to have, a conflict of interest that would impair that director’s ability to make decisions consistently in a fair and balanced manner.

4.	Directors must be independent in thought and judgment. They must each have the ability to speak out on difficult subjects; to ask tough questions and demand accurate, honest answers; to constructively challenge management; and at the same time, act as an effective member of the team, engendering by his or her attitude an atmosphere of collegiality and trust.

5.	Each director must have demonstrated excellence in his or her area and must be able to deal effectively with crises and to provide advice and counsel to the Chief Executive Officer and his or her peers.

6.	Directors should have proven business acumen, serving or having served as a chief executive officer, chief operating officer or chief financial officer of a significant, complex global organization, or serving or having served in a significant policy-making position of a well respected, nationally or internationally recognized educational institution or not-for-profit organization; or otherwise in a generally recognized position of leadership in the director’s field of endeavor.

7.	Directors must be committed to understanding the company and its industry; to regularly preparing for, attending and actively participating in meetings of the board and its committees; and to ensuring that existing and future individual commitments will not materially interfere with the director’s obligations to the company. The number of other board memberships, in light of the demands of a director nominee’s principal occupation, should be considered, as well as travel demands for meeting attendance.

8.	Directors must understand the legal responsibilities of board service and fiduciary obligations. All members of the board should be financially literate and have a sound understanding of business strategy, business environment, corporate governance and board operations. At least one member of the board must satisfy the requirements of an “audit committee financial expert.”

9.	Directors must be self-confident and willing and able to assume leadership and collaborative roles as needed. They need to demonstrate maturity, valuing board and team performance over individual performance and respect for others and their views.

10.	New director nominees should be able to and committed to serve as a member of the board for an extended period of time.

11.	While the diversity, the variety of experiences and viewpoints represented on the board should always be considered, a director nominee should not be chosen nor excluded solely or largely because of race, color, gender, national origin or sexual orientation or identity. In selecting a director nominee, the committee will focus on any special skills, expertise or background that would complement the existing board, recognizing that the company’s businesses and operations are diverse and global in nature.

12.	Directors should have reputations, both personal and professional, consistent with the company’s image and reputation.

To be eligible to be a nominee for election or re-election as a director of the company, a person must deliver to the following address: Alcoa, Corporate Secretary, 390 Park Avenue, New York, New York 10022-4608, a written questionnaire with respect to the background and qualification of such person and any other person or entity that such person may represent (which questionnaire shall be provided by the Corporate Secretary) and a written representation and agreement (in the form provided by the Corporate Secretary) that such person (A) has no agreement or understanding with any person or entity as to how such person will act or vote on any issue or question as a director, (B) is not a party to any agreement or understanding with any person or entity other than the company with respect to compensation, reimbursement or indemnification in connection with service or action as a director, (C) will comply with the director stock ownership guidelines of the company and (D) in such person’s individual capacity and on behalf of any person or entity for whom such person may be a representative, has complied and will comply with all applicable corporate governance, conflicts, confidentiality and stock ownership and trading policies of the company. In addition, a person shall not be eligible to be a nominee for election as a director unless that person meets the requirements for service as a director prescribed in the company’s Corporate Governance Guidelines. Such questionnaire must be delivered to the Corporate Secretary at the address above not later than the close of business on the later of the 90th day prior to the anniversary date of the immediately preceding annual meeting, or in the case of a special meeting, as provided in the By-Laws of the company.

Process of Evaluation of Director Candidates

The Governance and Nominating Committee makes a preliminary review of a prospective candidate’s background, career experience and qualifications based on available information or information provided by an independent search firm which identifies or provides an assessment of a candidate. If a consensus is reached in the committee that a particular candidate would likely contribute positively to the board’s mix of skills and experiences, and a board vacancy exists or is likely to occur, the candidate is contacted to confirm his or her interest and willingness to serve. The committee conducts in-person interviews and may invite other board members or senior Alcoa executives to interview the candidate to assess the candidate’s overall qualifications. In the context of the current composition and needs of the board and its committees, the committee considers the candidate against the criteria it has adopted.

At the conclusion of this process, the committee reaches a conclusion and reports the results of its review to the full board. The report includes a recommendation whether the candidate should be nominated for election to the board. This procedure is the same for all candidates, including director candidates identified by shareholders.

The Governance and Nominating Committee has retained the services of a search firm that specializes in identifying and evaluating director candidates. Services provided by the search firm include identifying potential director candidates meeting criteria established by the committee, verifying information about the prospective candidate’s credentials, and obtaining a preliminary indication of interest and willingness to serve as a board member.

TRANSACTIONS WITH RELATED PERSONS

Review, Approval or Ratification of Transactions With Related Persons

The company’s policies and procedures for reviewing, approving and ratifying transactions with related persons are set forth in a written policy which is available on our website: http://www.alcoa.com under “About Alcoa—Corporate Governance—Policies.” Under these procedures a legal review determines which transactions or relationships should be referred to the Governance and Nominating Committee for consideration. The Governance and Nominating Committee then determines whether to approve or ratify a related person transaction or to refer it to the full board or another committee of the board for approval or ratification. The policy applies to transactions with related persons in the amount of $120,000 or more that do not involve employment matters (except employment of an executive officer that is an immediate family member of another executive officer), director compensation, commercial transactions in the ordinary course of business under ordinary business terms, charitable contributions that fall below the New York Stock Exchange threshold for director independence, transactions such as dividends where all shareholders receive proportional benefits and transactions involving competitive bids.

2009 Transactions with Related Persons

Based on information provided by the directors, the executive officers, and the legal department, the Governance and Nominating Committee determined that there are no material related person transactions to be reported in this proxy statement. We indemnify our directors and officers to the fullest extent permitted by law against personal liability in connection with their service to the company. This indemnity is required under the Articles of Incorporation and the By-Laws, and we have entered into agreements with these individuals contractually obligating us to provide this indemnification to them.

OTHER MATTERS

Litigation Proceedings Involving Directors or Officers

As previously reported in the company’s other SEC filings, on July 21, 2008, the Teamsters Local #500 Severance Fund and the Southeastern Pennsylvania Transportation Authority (collectively, “Teamsters”) filed a shareholder derivative suit in the civil division of the Court of Common Pleas of Allegheny County, Pennsylvania. On October 12, 2009, the Court overruled the defendants’ preliminary objections based on failure to exhaust intra-corporate remedies and failure to plead sufficient facts, but nonetheless stayed this action until further order of the Court. On March 6, 2009, the Philadelphia Gas Works Retirement Fund (“Philadelphia Gas”) filed a separate shareholder derivative suit in the civil division of the Court of Common Pleas of Philadelphia County, Pennsylvania. On September 18, 2009 pursuant to an unopposed motion of certain defendants, the Court of Common Pleas of Allegheny County transferred the Philadelphia Gas case to Allegheny County from Philadelphia County. Thereafter, on October 31, 2009, the Court assigned this action to the Commerce and Complex Litigation division of the Allegheny Court of Common Pleas and on November 20, 2009, the Court granted defendants’ motion to stay all proceedings in the Philadelphia Gas action until the earlier of the Court lifting the stay in the Teamsters derivative action or further order of the Court in this action. Both shareholder derivative actions were brought against certain officers and directors of Alcoa claiming breach of fiduciary duty and other violations and both actions are based on the allegations made in the previously disclosed civil litigation brought by Aluminium Bahrain B.S.C (“Alba”) against Alcoa, Alcoa World Alumina LLC, Victor Dahdaleh, and others, and the subsequent investigation of Alcoa by the United States Department of Justice and Securities and Exchange Commission with respect to Alba’s claims. These derivative actions claim that the defendants caused or failed to prevent the conduct alleged in the Alba lawsuit. The Alba suit and the corresponding government investigation are more fully described in Alcoa’s Annual Report on Form 10-K for the year ended December 31, 2009 in Part 1, Item 3 “Legal Proceedings.”

Pursuant to the indemnification described above, the company is paying the expenses, including attorneys’ fees, incurred by certain officers and directors of Alcoa in defending these actions. Each of these individuals has provided an undertaking to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified.

ATTACHMENT A

PRE-APPROVAL POLICIES AND PROCEDURES ADOPTED BY THE AUDIT COMMITTEE FOR AUDIT AND NON-AUDIT SERVICES

I.	Statement of Policy

The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor’s independence. Unless a type of service to be provided by the independent auditor has received pre-approval under this policy, it will require specific pre-approval by the Audit Committee before the service is provided. Any proposed services exceeding pre-approved cost levels under this policy will require specific pre-approval by the Audit Committee before the service is provided.

The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will periodically revise the list of pre-approved services, based on subsequent determinations.

II.	Delegation

The Audit Committee delegates pre-approval authority to the Chairman of the Committee. In addition, the Chairman may delegate pre-approval authority to one or more of the other members of the Audit Committee. The Chairman or member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

III.	Audit Services

The annual Audit services engagement terms and fees will be subject to the specific pre-approval of the Audit Committee. The Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, company structure or other matters.

In addition to the annual Audit services engagement approved by the Audit Committee, the Audit Committee may grant pre-approval for other Audit services, which are those services that only the independent auditor reasonably can provide.

IV.	Audit-Related Services

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the company’s financial statements and that are traditionally performed by the independent auditor. The Audit Committee believes that the provision of Audit-related services does not impair the independence of the auditor.

V.	Tax Services

The Audit Committee believes that the independent auditor can provide Tax services to the company such as tax compliance and support, without impairing the auditor’s independence. However, the Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the sole purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations.

VI.	All Other Services

The Audit Committee may grant pre-approval to those permissible non-audit services classified as All Other services that it believes are routine and recurring services, and would not impair the independence of the auditor.

VII.	Pre-Approval Fee Levels

Pre-approval fee levels for all services to be provided by the independent auditor will be established periodically by the Audit Committee. Any proposed services exceeding these levels will require specific pre-approval by the Audit Committee.

VIII.	Supporting Documentation

With respect to each proposed pre-approved service, the independent auditor has provided detailed descriptions regarding the specific services to be provided. Upon completion of services, the independent auditor will provide to management detailed back-up documentation, including hours, personnel and task description relating to the specific services provided.

IX.	Procedures

Requests or applications to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the Chief Financial Officer and must include a joint statement as to whether, in their view, the request or application is consistent with the Securities and Exchange Commission’s rules on auditor independence.

ATTACHMENT B

PROPOSED AMENDMENTS TO THE ARTICLES OF INCORPORATION

ALCOA INC.

ARTICLES OF INCORPORATION

(As Amended and Restated April 2010)

FIRST. The name of the corporation is Alcoa Inc.

SECOND. The location and post office address of the corporation’s current registered office is c/o CT Corporation System, Dauphin County, Pennsylvania.

THIRD. The purpose or purposes of the corporation are: to acquire and dispose of deposits of and rights to bauxite, clay, ores and minerals of any sort or description, and to acquire, extract, treat and dispose of any materials recovered or recoverable therefrom; to reduce ores of aluminum and any and all other ores to their basic metals; to manufacture, alloy and fabricate any and all metals into articles of commerce; to acquire, produce, transport, trade in and dispose of goods, wares and merchandise of every class and description; to purchase, lease, or otherwise acquire improved or unimproved real property, leaseholds, easements and franchises, to manage, use, deal with and improve the same or any part thereof, and to sell, exchange, lease, sublease, or otherwise dispose of any of said property or the improvements thereon or any part thereof; to acquire, use and dispose of all land, minerals, materials, apparatus, machinery and other agencies, means and facilities, to perform all operations, and to do all things, necessary, convenient or incident to the foregoing; and to carry on any business directly or indirectly related thereto; and the corporation shall have unlimited power to engage in and to do any lawful act concerning any or all lawful business for which corporations may be incorporated under the Pennsylvania Business Corporation Law.

FOURTH. The term for which the corporation is to exist is perpetual.

FIFTH. The authorized capital of the corporation shall be 660,000 shares of Serial Preferred Stock of the par value of $100 per share, 10,000,000 shares of Class B Serial Preferred Stock of the par value of $1.00 per share and 1,800,000,000 shares of Common Stock of the par value of $1.00 per share.

Hereinafter in this Article Fifth, the term “Preferred Stock” shall mean each of the Serial Preferred Stock and the Class B Serial Preferred Stock.

A description of each class of shares which the corporation shall have authority to issue and a statement of the rights, voting powers, preferences, qualifications, limitations, restrictions and the special or relative rights granted to or imposed upon the shares of each class and of the authority vested in the Board of Directors of the corporation to establish series of the Preferred Stock and to fix and determine the variations in the relative rights and preferences as between the series thereof are as follows:

1. Establishment of Series of Preferred Stock. Preferred Stock shall be issued in one or more series. Each series shall be designated by the Board of Directors so as to distinguish the shares thereof from the shares of all other series and classes. The Board of Directors may, by resolution, from time to time divide shares of Preferred Stock into series and fix and determine the number of shares and, subject to the provisions of this Article Fifth, the relative rights and preferences of any series so established, provided that all shares of Preferred Stock shall be identical except as to the following relative rights and preferences, in respect of any or all of which there may be variations between different series, namely: the rate of dividend (including the date from which dividends shall be cumulative and, with respect to Class B Serial Preferred Stock, whether such dividend rate shall be fixed or variable and the methods, procedures and formulas for the recalculation or periodic resetting of any variable dividend rate); the price at, and the terms and conditions on, which shares may be redeemed; the amounts payable on shares in the event of voluntary or involuntary liquidation; sinking fund provisions for the redemption or purchase of shares in the event shares of any series are issued with sinking fund provisions; and the terms and conditions on which the shares of any series may be converted in the event the shares of any series are issued with the privilege of conversion. Each share of any series of Preferred Stock shall be identical with all other shares of such series, except as to date from which dividends shall be cumulative.

2. Dividends.

(a)	The holders of Serial Preferred Stock of any series shall be entitled to receive, when and as declared by the Board of Directors, out of surplus or net profits legally available therefor, cumulative dividends at the rate of dividend fixed by the Board of Directors for such series as hereinbefore provided, and no more, payable quarter yearly on the first days of January, April, July and October in each year. The dividends on any shares of Serial Preferred Stock shall be cumulative from such date as shall be fixed for that purpose by the Board of Directors prior to the issue of such shares or, if no such date shall be so fixed by the Board of Directors, from the quarter yearly dividend payment date next preceding the date of issue of such shares.

(b)	The holders of Class B Serial Preferred Stock of any series shall be entitled to receive, when and as declared by the Board of Directors or any authorized committee thereof, out of funds legally available therefor, cumulative dividends at the rate of dividend fixed by the Board of Directors for such series including any such rate which may be reset or recalculated from time to time pursuant to procedures or formulas established therefor by the Board of Directors, and no more; provided, however, that no dividend shall be declared or paid on the Class B Serial Preferred Stock so long as any of the Serial Preferred Stock remains outstanding, unless all quarter yearly dividends accrued on the Serial Preferred Stock and the dividend thereon for the current quarter yearly dividend period shall have been paid or declared and a sum sufficient for the payment thereof set apart. The dividends on any shares of Class B Serial Preferred Stock shall be cumulative from such date as shall be fixed for that purpose by the Board of Directors prior to the issue of such shares or, if no such date shall be so fixed by the Board of Directors, from the dividend payment date for such series next preceding the date of issue of such shares. If full cumulative dividends on shares of a series of Class B Serial Preferred Stock have not been paid or declared and a sum sufficient for the payment thereof set apart, dividends thereon shall be declared and paid pro rata to the holders of such series entitled thereto. Accrued dividends shall not bear interest.

(c)	The holders of Common Stock shall be entitled to receive dividends, when and as declared by the Board of Directors, out of surplus or net profits legally available therefor, provided, however, that no dividend shall be declared or paid on the Common Stock so long as any of the Preferred Stock remains outstanding, unless all dividends accrued on all classes of Preferred Stock and the dividend on Serial Preferred Stock for the current quarter yearly dividend period shall have been paid or declared and a sum sufficient for the payment thereof set apart.

3. Liquidation. In the event of any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, then before any payment or distribution shall be made to the holders of Common Stock or Class B Serial Preferred Stock the holders of Serial Preferred Stock shall be entitled to be paid such amount as shall have been fixed by the Board of Directors as hereinbefore provided, plus all dividends which have accrued on the Serial Preferred Stock and have not been paid or declared and a sum sufficient for the payment thereof set apart. Thereafter, the holders of Class B Serial Preferred Stock of each series shall be entitled to be paid such amount as shall have been fixed by the Board of Directors as hereinbefore provided, plus all dividends which have accrued on the Class B Serial Preferred Stock and have not been paid or declared and a sum sufficient for the payment thereof set apart. Thereafter, the remaining assets shall belong to and be divided among the holders of the Common Stock. The consolidation or merger of the corporation with or into any other corporation or corporations or share exchange or division involving the corporation in pursuance of applicable statutes providing for the consolidation, merger, share exchange or division shall not be deemed a liquidation, dissolution or winding up of the corporation within the meaning of any of the provisions of this subdivision.

4. Voting Rights. The holders of Preferred Stock shall have no voting rights except as otherwise required by law or hereinafter provided:

(a)	If at any time the amount of any dividends on Preferred Stock which have accrued and which have not been paid or declared and a sum sufficient for the payment thereof set apart shall be at least equal to the amount of four quarter yearly dividends, the holders of Preferred Stock shall have one vote per share, provided, however, that such voting rights of the holders of Preferred Stock shall continue only until all quarter yearly dividends accrued on the Preferred Stock have been paid or declared and a sum sufficient for the payment thereof set apart.

(b)	Without the consent of the holders of at least a majority of the shares of Preferred Stock at the time outstanding, given in person or by proxy, either in writing or by vote at a meeting called for that purpose at which the holders of Preferred Stock shall vote as a class,

(i)	no additional class of stock ranking on a parity with the Preferred Stock as to dividends or assets shall be authorized;

(ii)	the authorized number of shares of Preferred Stock or of any class of stock ranking on a parity with the Preferred Stock as to dividends or assets shall not be increased; and

(iii)	the corporation shall not merge or consolidate with or into any other corporation if the corporation surviving or resulting from such merger or consolidation would have after such merger or consolidation any authorized class of stock ranking senior to or on a parity with the Preferred Stock except the same number of shares of stock with the same rights and preferences as the authorized stock of the corporation immediately preceding such merger or consolidation.

(c)	Except in pursuance of the provisions of subdivision 4(b) (iii) of this Article Fifth, without the consent of the holders of at least sixty-six and two-thirds (66-2/3) percent of the number of shares of Preferred Stock at the time outstanding, given in person or by proxy, either in writing or by a vote at a meeting called for that purpose at which the holders of Preferred Stock shall vote as a class,

(i)	no change shall be made in the rights and preferences of the Preferred Stock as set forth in the Articles of Incorporation or as fixed by the Board of Directors so as to affect such stock adversely; provided, however, that if any such change would affect any series of Preferred Stock adversely as compared with the effect thereof upon any other series of Preferred Stock, no such change shall be made without the additional consent given as aforesaid of the holders of at least sixty-six and two-thirds (66-2/3) per cent of the number of shares at the time outstanding of the Preferred Stock of the series which would be so adversely affected;

(ii)	no additional class of stock ranking senior to the Preferred Stock as to dividends or assets shall be authorized;

(iii)	the authorized number of shares of any class of stock ranking senior to the Preferred Stock as to dividends or assets shall not be increased; and

(iv)	the corporation shall not (a) sell, lease, convey or part with control of all or substantially all of its property or business; or (b) voluntarily liquidate, dissolve or wind up its affairs.

Notwithstanding the foregoing:

(i)	except as otherwise required by law, the voting rights of any series of Class B Serial Preferred Stock may be limited or eliminated by the Board of Directors prior to the issuance thereof; and

(ii)	provided no shares of Serial Preferred Stock are then outstanding, any series of Class B Serial Preferred Stock may be issued with such additional voting rights in the event of dividend arrearages as the Board of Directors may determine to be required to qualify such series for listing on one or more securities exchanges of recognized standing.

The holders of Common Stock of the corporation shall have one vote per share.

5. Redemption.

(a)	The corporation, at the option of the Board of Directors, may redeem the whole or any part of the Serial Preferred Stock, or the whole or any part of any series thereof, at any time or from time to time, at such redemption price therefor as shall have been fixed by the Board of Directors as hereinbefore provided, plus all dividends which on the redemption date have accrued on the shares to be redeemed and have not been paid or declared and a sum sufficient for the payment thereof set apart. Notice of every such redemption shall be published not less than thirty (30) days nor more than sixty (60) days prior to the date fixed for redemption in a daily newspaper printed in the English language and published and of general circulation in the Borough of Manhattan, City and State of New York, and in a daily newspaper printed in the English language and published and of general circulation in the City of Pittsburgh, Pennsylvania. Notice of every such redemption shall also be mailed not less than thirty (30) days nor more than sixty (60) days prior to the date fixed for redemption to the holders of record of the shares of Serial Preferred Stock to be redeemed at their respective addresses as the same appear upon the books of the corporation; but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Serial Preferred Stock. In case of a redemption of a part only of any series of the Serial Preferred Stock at the time outstanding, the corporation shall select shares so to be redeemed in such manner, whether pro rata or by lot, as the Board of Directors may determine. Subject to the provisions herein contained, the Board of Directors shall have full power and authority to prescribe the manner in which and the terms and conditions on which the Serial Preferred Stock shall be redeemed from time to time. If notice of redemption shall have been published as hereinbefore provided and if before the redemption date specified in such notice all funds necessary for such redemption shall have been set apart so as to be available therefor, then on and after the date fixed for redemption the shares of Serial Preferred Stock so called for redemption, notwithstanding that any certificate therefor shall not have been surrendered for cancellation, shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith cease and terminate except only the right of the holders thereof to receive upon surrender of certificates therefor the amount payable upon redemption thereof, but without interest; provided, however, that if the corporation shall, after the publication of notice of any such redemption and prior to the redemption date, deposit in trust for the account of the holders of the Serial Preferred Stock to be redeemed with a bank or trust company in good standing, designated in such notice, organized under the laws of the United States of America or of the State of New York or of the Commonwealth of Pennsylvania, doing business in the Borough of Manhattan, The City of New York, or in the City of Pittsburgh, Pennsylvania, and having a capital, undivided profits and surplus aggregating at least five million dollars ($5,000,000), all funds necessary for such redemption, then from and after the time of such deposit the shares of Serial Preferred Stock so called for redemption, notwithstanding that any certificate therefor shall not have been surrendered for cancellation, shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith cease and terminate except only the right of the holders of such shares to receive from such bank or trust company upon surrender of certificates therefor the amount payable upon redemption thereof, but without interest.

All shares of Serial Preferred Stock so redeemed shall be cancelled and shall not be reissued.

(b)	The terms and conditions under which the whole or any part of any series of the Class B Serial Preferred Stock may be redeemed shall be established by the Board of Directors prior to the issuance thereof. Unless otherwise determined by the Board of Directors, all shares of Class B Serial Preferred Stock so redeemed or otherwise acquired by the corporation shall be returned to the status of authorized but unissued shares.

6. Preemptive Rights. Neither the holders of the Preferred Stock nor the holders of the Common Stock shall be entitled to participate in any right of subscription to any increased or additional capital stock of the corporation of any kind whatsoever.

SIXTH. In each election of directors every shareholder entitled to vote shall have the right to cast one vote for each share of stock standing in his name on the books of the company for each of such number of candidates as there are directors to be elected, but no shareholder shall have any right to cumulate his votes and cast them for one candidate or distribute them among two or more candidates.

SEVENTH. A. In addition to any affirmative vote required by law, the Articles or the By-Laws of the corporation (the “company”), and except as otherwise expressly provided in Section B of this Article Seventh, the Company shall not knowingly engage, directly or indirectly, in any Stock Repurchase (as hereinafter defined) from an Interested Shareholder (as hereinafter defined) without the affirmative vote of not less than a majority of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock (as hereinafter defined) which are beneficially owned by persons other than such Interested Shareholder, voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be specified, by law or in any agreement with any national securities exchange or otherwise.

B. The provisions of Section A of this Article Seventh shall not be applicable to any particular Stock Repurchase from an Interested Shareholder, and such Stock Repurchase shall require only such affirmative vote, if any, as is required by law or by any other provision of the Articles or the By-Laws of the company, or any agreement with any national securities exchange or otherwise, if the conditions specified in either of the following Paragraphs (1) or (2) are met:

(1)	The Stock Repurchase is made pursuant to a tender offer or exchange offer for a class of Capital Stock (as hereinafter defined) made available on the same basis to all holders of such class of Capital Stock.

(2)	The Stock Repurchase is made pursuant to an open market purchase program approved by a majority of the Continuing Directors (as hereinafter defined), provided that such repurchase is effected on the open market and is not the result of a privately negotiated transaction.

C. For the purposes of this Article Seventh:

(1)	The term “Stock Repurchase” shall mean any repurchase, directly or indirectly, by the Company or any Subsidiary of any shares of Capital Stock at a price greater than the then Fair Market Value of such shares.

(2)	The term “Capital Stock” shall mean all capital stock of the company authorized to be issued from time to time under Article FIFTH of the Articles of the company, and the term “Voting Stock” shall mean all Capital Stock which by its terms may be voted on all matters submitted to shareholders of the company generally.

(3)	The term “person” shall mean any individual, firm, company or other entity and shall include any group comprised of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Capital Stock.

(4)	The term “Interested Shareholder” shall mean any person (other than the company or any Subsidiary and other than any savings, profit-sharing, employee stock ownership or other employee benefit plan of the company or any subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who is on the date in question, or who was at any time within the two year period immediately prior to the date in question, the beneficial owner of Voting Stock representing five percent (5%) or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock.

(5)

A person shall be a “beneficial owner” of any Capital Stock (a) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; (b) which such person or any of its Affiliates or Associates has, directly or indirectly, (i) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding; or (c) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Capital Stock. For the purposes of determining whether a person is an Interested Shareholder pursuant to Paragraph 4 of this Section C, the number of shares of Capital Stock deemed to be outstanding shall include shares deemed beneficially owned by such person through application of Paragraph 5 of this Section C, but shall not include any other shares of Capital Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(6)	The terms “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Securities Exchange Act of 1934 as in effect on March 8, 1985 (the term “registrant” in said Rule 12b-2 meaning in this case the Company).

(7)	The term “Subsidiary” shall mean any corporation of which a majority of any class of equity security is beneficially owned by the company; provided, however, that for the purposes of the definition of Interested Shareholder set forth in Paragraph 4 of this Section C, the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity security is beneficially owned by the company.

(8)	The term “Continuing Director” shall mean any member of the Board of Directors of the Company (the “board”), while such person is a member of the board, who is not an Affiliate or Associate or representative of the Interested Shareholder and was a member of the board prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Continuing Director, while such successor is a member of the board, who is not an Affiliate or Associate or representative of the Interested Shareholder and is recommended or elected to succeed the Continuing Director by a majority of Continuing Directors.

(9)	The term “Fair Market Value” shall mean (a) in the case of cash, the amount of such cash; (b) in the case of stock, the closing sale price on the trading day immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Act on which such stock is listed, or, if such stock is not listed on any such exchange, the closing bid quotation with respect to a share of such stock on the trading day immediately preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any similar system then in use, or if no such quotation is available, the fair market value on the date in question of a share of such stock as determined by a majority of the Continuing Directors in good faith; and (c) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by a majority of the Continuing Directors.

D. The Board of Directors shall have the power and duty to determine for the purposes of this Article Seventh, on the basis of information known to them after reasonable inquiry, (a) whether a person is an Interested Shareholder, (b) the number of shares of Capital Stock or other securities beneficially owned by any person, (c) whether a person is an Affiliate or Associate of another and (d) whether the consideration to be paid in any Stock Repurchase has an aggregate Fair Market Value in excess of the then Fair Market Value of the shares of Capital Stock being repurchased. Any such determination made in good faith shall be binding and conclusive on all parties.

E. Nothing contained in this Article Seventh shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

F. Notwithstanding any other provisions of the Articles or the By-Laws of the company (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, these Articles or the By-Laws of the company), the affirmative vote of the holders of not less than [~~eighty~~

 ~~percent (80%)~~] a majority of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article Seventh.

EIGHTH. A. The business and affairs of the corporation (the “company”) shall be managed by a Board of Directors comprised as follows:

(1)	The Board of Directors shall consist of the number of persons fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority vote of the directors then in office.

(2)	Beginning with the Board of Directors to be elected at the annual meeting of shareholders held in 1985, directors shall be classified with respect to the time for which they shall severally hold office by dividing them into three classes, as nearly equal in number as possible. At such meeting, each class of directors shall be elected in a separate election. Directors of the first class shall be elected for a term of office to expire at the 1986 annual meeting of shareholders, those of the second class shall be elected for a term of office to expire at the 1987 annual meeting of shareholders, and those of the third class shall be elected for a term of office to expire at the 1988 annual meeting of shareholders. At each annual election held after the 1985 annual meeting of shareholders the class of directors then being elected shall be elected to hold office for a term of office to expire at the third succeeding annual meeting of shareholders after their election. Each director shall hold office for the term for which elected and until his or her successor shall have been elected and qualified, except in the case of earlier death, resignation or removal.

(3)	Nominations for the election of directors at an annual meeting of the shareholders may be made by the Board of Directors or a committee appointed by the Board of Directors or by any shareholder entitled to vote in the election of directors at the meeting. Shareholders entitled to vote in such election may nominate one or more persons for election as directors only if written notice of such shareholder’s intent to make such nomination or nominations has been given either by personal delivery or by United States mail, postage prepaid, to the Secretary of the company not later than ninety days prior to the anniversary date of the immediately preceding annual meeting. Such notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination and of the persons or person to be nominated; (b) a representation that the shareholder is a holder of record of stock of the company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission as then in effect; and (e) the consent of each nominee to serve as a director of the company if so elected. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

(4)	Any director, any class of directors, or the entire Board of Directors may be removed from office by shareholder vote at any time, with or without assigning any cause, but only if shareholders entitled to cast at least [~~80%~~] a majority of the votes which all shareholders of the then outstanding shares of capital stock of the company would be entitled to cast at an annual election of directors or of such class of directors shall vote in favor of such removal.

(5)	Vacancies in the Board of Directors, including vacancies resulting from an increase in the number of directors, shall be filled only by a majority vote of the remaining directors then in office, though less than a quorum, except that vacancies resulting from removal from office by a vote of the shareholders may be filled by the shareholders at the same meeting at which such removal occurs. All directors elected to fill vacancies shall hold office for a term expiring at the annual meeting of shareholders at which the term of the class to which they have been elected expires. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

B. Notwithstanding any other provisions of the Articles or the By-Laws of the company (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, these Articles or the By-laws of the company), the affirmative vote of not less than [~~eighty percent (80%)~~] a majority of the votes which all shareholders of the then outstanding shares of the capital stock of the company would be entitled to cast in an annual election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article Eighth.

NINTH. To the fullest extent that the laws of the Commonwealth of Pennsylvania, as in effect on May 15, 1987 or as thereafter amended, permit elimination or limitation of the liability of directors, no director of the corporation shall be personally liable for monetary damages for any action taken, or any failure to take any action. This Article Ninth shall not apply to any action filed prior to May 15, 1987, nor to any breach of performance of duty or any failure of performance of duty occurring prior to May 15, 1987. The provisions of this Article shall be deemed to be a contract with each director of the corporation who serves as such at any time while such provisions are in effect, and each such director shall be deemed to be serving as such in reliance on the provisions of this Article. Any amendment or repeal of this Article or adoption of any other provision of the Articles or By-laws of the corporation which has the effect of increasing director liability shall operate prospectively only and shall not affect any action taken, or any failure to act, prior to such amendment, repeal or adoption.

TENTH. Except as prohibited by law, the corporation may indemnify any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan) and may take such steps as may be deemed appropriate by the Board of Directors, including purchasing and maintaining insurance, entering into contracts (including, without limitation, contracts of indemnification between the corporation and its directors and officers), creating a trust fund, granting security interests or using other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect such indemnification. This Article shall be effective May 15, 1987.

ELEVENTH. A nominee for director shall be elected to the Board of Directors at a meeting of shareholders if the votes cast for such nominee by holders of shares entitled to vote in the election, exceed the votes cast against such nominee’s election (excluding abstentions), except in a contested election (as such term shall be defined in the By-Laws of the company). Any nominee for director in a non-contested election who is not an incumbent director and is not so elected shall not take office. Any incumbent director nominated for re-election in a non-contested election but not so elected shall, in the event the director’s successor shall not be duly elected and qualified, take such actions (which may include the tender of the director’s resignation for consideration by the Board of Directors) as shall be consistent with applicable law and the company’s By-Laws. The Board of Directors shall have the authority to adopt and amend appropriate By-Laws to implement this Article Eleventh.

ATTACHMENT C

PEER GROUP COMPANIES FOR 2009 COMPENSATION DECISIONS

Companies in Towers Perrin Database with Revenue > $15B

Abbott Laboratories	Delta Airlines	Lafarge North America	Sprint Nextel
Accenture	DENSO International America	Lenovo	Staples
adidas America	Direct Energy	LG Electronics USA	State Farm Insurance
Aegon USA	Dominion Resources	Liberty Mutual	SUEZ Energy North America
Aetna	Dow Chemical	Lockheed Martin	Sun Life Financial
AFLAC	DuPont	Loews	Sunoco
AIG	EDS	Lorillard Tobacco	SuperValu Stores
Alcatel-Lucent	Eli Lilly	Manpower	Target
Alcon Laboratories	Emerson	Marathon Oil	TD Banknorth
Allianz	E.ON U.S.	Massachusetts Manual	Tesoro
Allstate	EPCO	Mazda North American Operations	3M
Altria Group	Ernst & Young	McDonald’s	Time Warner
American Airlines	Exelon	McKesson	Time Warner Cable
American Water Works	ExxonMobil	Medco Health Solutions	T-Mobile
Anadarko Petroleum	Fairchild Controls	MedImmune	Travelers
Archer Daniels Midland	Fannie Mae	Merck	Unilever United States
Arrow Electronics	Farmers Group	MetLife	Union Pacific
AstraZeneca	Fireman’s Fund Insurance	Microsoft	United Airlines
AT&T	Fluor	MOL America	UnitedHealth
AXA Equitable	Ford	Motorola	United Parcel Service
BAE Systems	FPL Group	Munich Re America	United Technologies
Banco do Brasil	Freeport-McMoRan Cooper & Gold	Murphy Oil	United Water Resources
Bank of America	Gap	National Starch & Chemical	Universal Studios Orlando
Bank of the West	GE Healthcare	Neoris USA	U.S. Bancorp
Bayer	General Dynamics	Nestle USA	U.S. Foodservice
Bayer CropScience	General Motors	New York Life	Valero Energy
Boeing	GlaxoSmithKline	NIKE	Verizon
Bombardier Transportation	Goodyear Tire & Rubber	Nokia	Volvo Group North America
BP	Google	Northrop Grumman	Wachovia
Bristol-Myers Squibb	Great-West Life Annuity	Northwestern Mutual	Walt Disney
Bunge	Hannaford	Novartis	Washington Mutual
Burlington Northern Santa Fe	Harris Bank	Novartis Consumer Health	Wellpoint
Capital One Financial	Hartford Financial Services	Occidental Petroleum	Wells Fargo
Cardinal Health	HBO	Panasonic of North America	Westinghouse Electric
Cargill	HCA Healthcare	PepsiCo	Weyerhaeuser
Caterpillar	Health Care Services	Pfizer	Whirlpool
Chevron	Hess	Proctor & Gamble	Wyeth Pharmaceuticals
Chrysler	Hewlett-Packard	Prudential Financial	Xerox
CHS	Hitachi Data Systems	Raytheon	Zurich North America
CIGNA	Hoffmann-La Roche	RBC Dain Rauscher
Cisco Systems	Honeywell	RGA Reinsurance Group of America
CITGO Petroleum	HSBC North America	Rio Tinto
Citigroup	Humana	Robert Bosch
Citizens Bank	IBM	Roche Diagnostics
CAN	ING	Roche Palo Alto
Coca-Cola	Intel	Sanofi-Aventis
Compass Bancshares	International Paper	Sanofi Pasteur
ConocoPhillips	Itochu International	SCA Americas
Constellation Energy	J.C. Penney Company	Schlumberger
Continental Automotive Systems	John Hancock	Schneider Electric
Cox Enterprises	Johns-Mansville	7-Eleven
CSC	Johnson Controls	Shaw Industries
CVS Caremark	Kaiser Foundation Health Plan	Shell Oil
Daimler Trucks North America	Kimberly-Clark	Siemens
Dannon	Koch Industries	Sodexho
De Lage Landen Financial Services	Kohl’s	Sony Corporation of America
Dell	Kraft Foods	Sony Ericsson Mobile Communications
Delphi	Kroger	Southern Company Services

c/o Corporate Election Services P. O. Box 1150 Pittsburgh PA 15230-1150	Alcoa Annual Meeting of Shareholders 9:30 a.m. Friday, April 23, 2010 August Wilson Center 980 Liberty Avenue Pittsburgh, PA 15222
Admission Ticket This ticket is not transferable. Please keep this ticket to be admitted to the annual meeting.

# Fold and detach here #
VOTE BY MAIL

THREE WAYS TO VOTE

Vote By Mail—Please mark, sign and date your proxy card and return it in the postage-paid envelope provided.

Vote By Internet—Have your proxy card available when you access the Web site www.cesvote.com and follow the simple directions presented to record your vote.

Vote By telephone—Have your proxy card available when you call toll-free

1-888-693-8683 using a touch-tone phone and follow the simple directions presented to record your vote.

Vote 24 hours a day, 7 days a week. Your telephone or Internet vote must be received by 6:00 a.m. EDT on April 23, 2010, to be counted. If you vote by Internet or by telephone, please do not mail your proxy card. If you vote by mail, your proxy card must be received before the meeting for your vote to be counted.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be held on April 23, 2010—the proxy statement and the annual report are available at www.ViewMaterial.com/AA.

Return your proxy in the postage-paid envelope provided.

VOTE BY INTERNET
Access this Web site to cast your vote. www.cesvote.com

VOTE BY TELEPHONE
Call toll-free using a touch-tone telephone. 1-888-693-8683

▶
ê Please fold and detach card at perforation before mailing. ê

Alcoa Inc. 390 Park Avenue New York, NY 10022-4608

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

I authorize Ronald D. Dickel, Tony R. Thene and Kurt R. Waldo, together or separately, to represent me at the Annual Meeting of Shareholders of Alcoa Inc. scheduled for Friday, April 23, 2010, and at any adjournment of the meeting. I authorize them to vote the shares of stock that I could vote if attending the meeting, in accordance with the instructions on the reverse side of this card. The representatives are authorized in their discretion to vote upon other business that might properly come before the meeting, and they may name others to take their place.

As described more fully in the proxy statement, this card votes or provides voting instructions for shares of common stock held under the same registration in any one or more of the following: as a shareholder of record, in the Alcoa Dividend Reinvestment and Stock Purchase Plan, the Alcoa Employee Stock Purchase Plan and in employee savings plans sponsored by Alcoa, its subsidiaries or affiliates.

Comments:

(Vote on the other side)

ê    Please fold and detach card at perforation before mailing.    ê

(continued from the other side)	(RETURN IN THE ENCLOSED ENVELOPE IF VOTING BY MAIL	(fold and detach here)

	Please mark your choices clearly in the appropriate boxes. Unless specified, the proxy committee will vote FOR items 1, 2, 3, 4, 5, 6 and AGAINST Item 7.
	DIRECTORS RECOMMEND A VOTE FOR ITEMS 1, 2, 3, 4, 5 AND 6.
P	1. Election of Directors – Nominees to serve a three-year term: 1. Arthur D. Collins, Jr. 2. Carlos Ghosn 3. Michael G. Morris 4. E. Stanley O’Neal
		❑ FOR all listed nominees ❑ WITHHOLD vote for all listed nominees ❑ WITHHOLD vote only from
R	2.	Proposal to Ratify the Independent Auditor	❑ FOR	❑ AGAINST	❑ ABSTAIN
	3.	Approve a Majority Voting Standard for Uncontested Director Elections	❑ FOR	❑ AGAINST	❑ ABSTAIN
O	4.	Eliminate Super-Majority Voting Requirements in the Articles of Incorporation Regarding	❑ FOR	❑ AGAINST	❑ ABSTAIN
		Amending Article SEVENTH (Fair Price Protection)
X	5.	Eliminate Super-Majority Voting Requirements in the Articles of Incorporation Regarding	❑ FOR	❑ AGAINST	❑ ABSTAIN
		Amending Article EIGHTH (Director Elections)
Y	6.	Eliminate Super-Majority Voting Requirement in Article EIGHTH of the Articles of	❑ FOR	❑ AGAINST	❑ ABSTAIN
		Incorporation Relating to the Removal of Directors
	DIRECTORS RECOMMEND A VOTE AGAINST ITEM 7.
	7. Shareholder Proposal to Adopt Simple-Majority Vote		❑ FOR	❑ AGAINST	❑ ABSTAIN

If you plan to attend the annual meeting, please check the box on the right.	❑ I will attend the 2010 annual meeting.

PLEASE VOTE, SIGN, DATE AND RETURN	▶	Date
(Sign exactly as name appears on the reverse side, indicating position or representative capacity, where applicable)

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ALCOA INC. ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 23, 2010

Notice of Annual Meeting of Shareholders

WHEN AND WHERE IS THE SHAREHOLDERS MEETING?

The 2010 Annual Meeting of Shareholders of Alcoa Inc. will be held at the August Wilson Center, 980 Liberty Avenue, Pittsburgh, Pennsylvania 15222, on Friday, April 23, 2010, at 9:30 a.m. If you need directions to the Annual Meeting, please call the August Wilson Center at 1-412 258-2700.

WHAT IS BEING VOTED ON AT THE SHAREHOLDERS MEETING?

1.	Board of Directors proposal to elect four directors to serve new terms: Arthur D. Collins, Jr., Carlos Ghosn, Michael G. Morris and E. Stanley O’Neal.

2.	Board of Directors proposal to ratify the selection of the independent auditor for 2010.

3.	Board of Directors proposal to approve a majority voting standard for uncontested director elections.

4.	Board of Directors proposal to eliminate super-majority voting requirement in the Articles of Incorporation regarding amending Article SEVENTH (fair price protection).

5.	Board of Directors proposal to eliminate super-majority voting requirement in the Articles of Incorporation regarding amending Article EIGHTH (director elections).

6.	Board of Directors proposal to eliminate super-majority voting requirement in Article EIGHTH of the Articles of Incorporation relating to the removal of directors.

7.	Shareholder proposal to adopt a simple majority vote.

8.	Other business properly presented at the meeting or any adjournment thereof.

WHAT DOES THE BOARD OF DIRECTORS RECOMMEND?

The Board of Directors recommends a vote FOR all of the nominees, FOR the ratification of the selection of the independent auditor for 2010, FOR adoption of a majority voting standard for uncontested director elections, FOR the elimination of all super-majority voting requirements in the Articles of Incorporation (Items 4, 5 and 6), and AGAINST the shareholder proposal to adopt a simple majority vote.

HOW CAN I GET A COMPLETE SET OF PROXY MATERIAL?

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

The following documents can be viewed at: www.ViewMaterial.com/AA

•	2010 Proxy Statement

•	2009 Annual Report

If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below on or before April 9, 2010 to facilitate timely delivery.

You may request a paper or email copy of the proxy materials by following the instructions below. You will be asked to provide the control number (located by the arrow in the box below).

1.	Call the toll-free telephone number 1 800 516-1564 and follow the instructions provided, or

2.	Access the website, www.SendMaterial.com and follow the instructions provided, or

3.	Send us an e-mail at papercopy@SendMaterial.com with your control number in the subject line. Unless you instruct us otherwise, we will reply to your email with a copy of the proxy materials in PDF format for this meeting only.

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To vote your Alcoa shares, you can attend the Annual Meeting of Shareholders and vote in person or you can:
1. Go to www.ViewMaterial.com/AA
2. Click on the icon to vote your shares.
3. Enter the 11 digit control number (located by the arrow in the box above.
4. Follow the simple instructions to record your vote.
You are able to vote until 6:00 a.m. (EDT) on April 23, 2010.